Filed pursuant to Rule 424(b)(3)
                                                         SEC File No. 333-138800

PROSPECTUS


                         TRADEQUEST INTERNATIONAL, INC.

                        13,468,447 Shares of Common Stock

         This prospectus covers the resale of a total of 13,468,447 shares of our common stock being offered by selling security holders listed in the section of this prospectus entitled "Selling Security Holders." These shares of common stock are issuable upon the conversion of our callable 6% secured convertible notes. We will not receive any of the proceeds from the sale of the shares being offered by the selling security holders.

         For a description of the plan of distribution of the shares, please see page 54 of this prospectus.

         Our common stock is traded on the OTC Bulletin Board under the trading symbol "TRDQ." On January 4, 2007 the last sale price for our common stock was $0.065.

                           __________________________


         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT RISKS OF INVESTING IN OUR COMMON STOCK.

                           __________________________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is January 11, 2007

                               PROSPECTUS SUMMARY

         We are an enhanced Internet based communications service provider. We offer full service, turnkey Internet protocol (IP) based communication solutions to distributors such as telecommunications companies and cable providers. Our branded solutions provide distributors with the equipment, software, and support necessary to market a custom tailored VoIP (Voice over Internet Protocol) service in their respective territories. Our initial target markets are the Caribbean, Central and South America. We began marketing our branded turnkey IP based communication solutions during the third quarter of 2005.

         Our principal executive offices are located at 801 Brickell Bay Drive, Suite 1965, Miami, Florida 33131and our telephone number is (305) 377-2110. Our fiscal year end is December 31.

         When used in this prospectus, the terms "Tradequest", "we", "our", "us" refers to Tradequest International, Inc., a Nevada corporation and our subsidiary IP1 Network Corporation, a Nevada corporation formerly known as InComm Holdings Corp. ("IP1"). The information which appears on our web site at www.ip1network.com is not part of this prospectus.

         All share and per share information contained in this prospectus gives effect to the one for 65 reverse stock split of our common stock effective October 11, 2005.

THE OFFERING

         This prospectus covers the resale of a total of 13,468,447 our common stock by the selling security holders. These shares are issuable upon the conversion of our callable 6% secured convertible notes.

         The selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

COMMON STOCK

Outstanding Prior to this Offering:     75,245,142 shares at December 31, 2006.

Outstanding After this Offering:        247,620,142 shares, including an

                                        aggregate of 172,375,000 shares which
                                        are reserved for possible issuance upon
                                        the conversion of the callable 6%
                                        secured convertible notes and the
                                        exercise of outstanding warrants.

Common Stock Reserved:                  172,375,000 shares, including:

                                        o 150,000,000 shares issuable upon the
                                        conversion of our callable 6% secured
                                        convertible notes based on a conversion
                                        price of $0.02 per share. Under the
                                        terms of the notes we are required to
                                        reserve a number of shares of common
                                        stock which equal 200% of those issuable upon the conversion of the note; and

                                        o  22,375,000 shares upon the exercise
                                        of outstanding warrants with exercise
                                        prices ranging from $0.001 to $1.50 per
                                        share.

RISK FACTORS                            The securities offered hereby involve a
                                        high degree of risk and immediate
                                        substantial dilution. See "Risk Factors" and "Dilution."

OTC BULLETIN BOARD SYMBOL               TRDQ

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following summary financial information has been derived from the financial statements that are included elsewhere in this prospectus. On August 19, 2005, we acquired 100% of the outstanding common stock of IP1 under the terms of a securities purchase agreement and plan of reorganization. Following the transaction we assumed the operations of IP1, a development stage company which was formed in April 2004. The acquisition of IP1 was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements appearing elsewhere herein have been prepared as if IP1 was the acquiror. The results of operations for the nine month period ended December 31, 2005 represent the operations of IP1 through that date. The results of operations subsequent to August 19, 2005 reflect the consolidated operations of IP1 and our company. We have retroactively restated our net loss per share and the stockholders' deficit section of our balance sheet to reflect the reverse acquisition. In addition, and as discussed later in this prospectus under "Management's Discussion and Analysis or Plan of Operations - The effect of derivative liabilities on our financial statements," in fiscal 2005 we recognized an expense of $13,348,457 and for the nine months ended September 30, 2006 we recognized income of $7,126,945, both related to the treatment of certain of our outstanding securities as derivative liabilities. While these expense and income items are non-cash and do not impact our operating losses, they have a dramatic affect on our net loss or net income for the respective periods. Prospective investors are cautioned to consider the impact of the accounting treatment for derivative liabilities on our financial statements for the periods presented when evaluating our financial condition.

STATEMENT OF OPERATIONS DATA:

                                                    NINE MONTHS ENDED
                                       --------------------------------------------     PERIOD FROM
                                        SEPTEMBER       SEPTEMBER        DECEMBER       APRIL 6, 2004
                                        30, 2006        30, 2005         31, 2005      (INCEPTION) TO
                                        (UNAUDITED)     (UNAUDITED)                    MARCH 31, 2005
                                       ------------    ------------    ------------    --------------
Revenues ...........................   $     24,337    $      1,839    $     12,146    $     49,745
Cost of revenues ...................         40,975          37,980          66,843          40,045
Total operating expenses ...........        635,532       1,388,395       1,525,974         446,829
Operating (loss) ...................       (652,170)     (1,424,536)     (1,580,671)       (437,129)
Other income (expenses):
Other income (expense) - derivatives      7,126,945               -     (13,348,457)              -
Interest (expense) - related party .        (21,000)       (107,545)       (210,567)              -
Interest (expense) .................       (456,442)        (62,556)       (146,373)              -
Net income (loss) ..................   $  5,997,333    $ (1,487,092)   $(15,286,068)   $   (437,129)


BALANCE SHEET DATA:

                                                SEPTEMBER            DECEMBER
                                                30, 2006             31, 2005
                                               (UNAUDITED)
                                               ------------        ------------
Working capital (deficit) ..............       $ (3,251,363)       $(14,289,309)
Cash ...................................       $    177,965        $          0
Total current assets ...................       $    177,965        $          0
Total assets ...........................       $    353,693        $     41,393
Derivative liabilities .................       $  2,092,886        $ 13,420,764
Total current liabilities ..............       $  3,429,328        $ 14,289,309
Total liabilities ......................       $  3,429,328        $ 14,289,309
Total stockholders' (deficit) ..........       $ (3,075,635)       $(14,247,916)

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

                          RISKS RELATED TO OUR COMPANY

WE HAVE A HISTORY OF LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT, AND WE CANNOT ASSURE YOU THAT WE WILL OBTAIN PROFITABILITY IN THE FUTURE OR TO CONTINUE AS A GOING CONCERN.

         We have never generated any significant revenues. Our operations have been financed primarily through the issuance of debt. For the nine months ended September 30, 2006 we reported operating losses of $652,170 and cash used in operations of $531,309. For the year ended December 31, 2005 we reported operating losses of $1,580,671 and cash used in operations of $465,796. Our operations are not presently profitable and we anticipate that our operating results for future periods will include significant expenses, including product development expenses, sales and marketing costs and administrative expenses. There can be no assurance that we will be profitable in the future. The independent auditor's report for the fiscal year ended December 31, 2005 on our financial statements includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and negative operating cash flows raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR ASSETS SERVE AS COLLATERAL UNDER OUTSTANDING NOTES. IF WE SHOULD DEFAULT ON THESE OBLIGATIONS, THE HOLDERS COULD FORECLOSE ON OUR ASSETS AND WE WOULD BE UNABLE TO CONTINUE OUR BUSINESS AND OPERATIONS.

         Under the terms of a $165,000 promissory note we granted the holder a security interest in our assets. We have also granted the holders of our $1,500,000 principal amount callable 6% secured convertible notes a security interest in all of our assets and properties. If we should default under the repayment provisions of either of these obligations, the notes become immediately due. The terms of the callable 6% secured convertible notes provide for a premium in the event of a default. If holders of any of these notes could seek to foreclose on our assets, and if the holders were successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and continue our ongoing operations would be materially adversely affected and we may be forced to cease operations.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY AND FUND OUR ONGOING OPERATIONS WILL BE IN JEOPARDY. THE CALLABLE 6% SECURED CONVERTIBLE NOTES CONTAIN CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT CERTAIN TIMES WITHOUT THE NOTE HOLDERS CONSENT. THESE LIMITATIONS MAY HAMPER OUR ABILITY TO RAISE WORKING CAPITAL IN FUTURE PERIODS WHICH COULD RESULT IN OUR INABILITY TO CONTINUE AS A GOING CONCERN.

         Historically, our operations have been financed primarily through the issuance of debt. Capital is typically needed to fund our ongoing operations and to pay our existing obligations. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues, manage our business and control our expenses. Absent an immediate and significant increase in our revenues which is unlikely, we will need to raise additional capital to fund our ongoing operations, pay our existing obligations and for future growth of our company. As described elsewhere herein, at December 31, 2006 we had $100,000 past due under a short-term promissory note and we have an additional $900,000 due under short term notes which are maturing in the near future, which includes $300,000 of premiums on these notes. We are prohibited from using the proceeds from the callable 6% secured convertible notes for the satisfaction of these notes and we do not otherwise have the funds available to pay these obligations. We do not presently have any firm commitments for additional capital and we cannot assure you that additional working capital will be available to us in the future, or if available, upon terms acceptable to us. The terms of the agreement for the sale of the callable 6% secured convertible notes restricts our ability to raise additional funds without the consent of the note holders which we may not be able to obtain. The existence of these covenants may severely limit our ability to raise capital from the sale of our securities. If we do not raise funds as needed, our ability to pay our obligations as they become due, provide for current working capital needs, grow our company, and continue our existing business and operations is in jeopardy and we could be forced to cease our operations.

WE ARE PAST DUE UNDER THE REPAYMENT TERMS OF A SHORT TERM NOTE AND WE DO NOT PRESENTLY HAVE THE FUNDS TO SATISFY THIS OBLIGATION. IF WE ARE UNABLE TO RESTRUCTURE THIS LOAN THIS NOTE HOLDER COULD DECLARE A DEFAULT WHICH COULD CREATE A DEFAULT UNDER OUR OUTSTANDING CALLABLE 6% SECURED CONVERTIBLE NOTES. IF WE WERE UNABLE TO CURE A DEFAULT UNDER THOSE NOTES, THE NOTE HOLDERS COULD CEASE OUR ASSETS AND WE WOULD BE UNABLE TO CONTINUE OUR BUSINESS AND OPERATIONS.

         As described above, at December 31, 2006 we are past due under the repayment of $100,000 under the terms of a short term promissory note, together with interest on the note, and an additional $700,000 of short term promissory notes become in the near future, including a note to a company controlled by one of our directors in the principal amount of $200,000 with a $200,000 cash premium at maturity. The terms of the callable 6% secured convertible notes prohibit us from using any proceeds from those notes to satisfy these outstanding obligations. If we are unable to repay these obligations and if one or more of those note holders should declare an event of default under the note, such event could result in an event of default under the callable 6% secured convertible notes at which time those notes would become immediately due at a premium. If we were unable to satisfy the callable 6% secured convertible notes, the holders could seek to foreclose on our assets. If they were successful, we would be unable to continue our business and operations as presently conducted and would be forced to cease operations.

WE DO NOT HAVE A SUFFICIENT NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO PROVIDE FOR ISSUANCE UPON THE CONVERSION OF THE CALLABLE 6% SECURED CONVERTIBLE NOTES OR OUR OUTSTANDING CONVERTIBLE NOTE AND WARRANTS. IF WE ARE UNABLE TO ISSUE SHARES OF OUR COMMON STOCK UPON THE CONVERSION OF THE CALLABLE 6% SECURED CONVERTIBLE NOTES, WE ARE SUBJECT TO A CASH PENALTY, THE INTEREST RATE OF THE NOTES WILL INCREASE TO 15% PER ANNUM AND THE CONVERSION PRICE OF THE NOTES MAY BE REDUCED WHICH WOULD RESULT IN THE ISSUANCE OF MORE SHARES OF OUR COMMON STOCK.

         We presently have 100,000,000 shares of common stock authorized, of which 75,245,142 shares are issued and outstanding at December 31, 2006. In addition, we have outstanding the following securities which are convertible into shares of our common stock:

         o $1,500,000 principal amount callable 6% secured convertible notes which are convertible into 75,000,000 shares of our common stock based on a conversion price of $0.02 per share, and

         o common stock purchase warrants which are exercisable into an aggregate of 22,375,000 shares of our common stock at exercise prices ranging from $0.001 to $1.50 per share.

         Assuming the conversion of all $1,500,000 principal amount callable 6% secured convertible note based upon the conversion price of $0.02 per share and the exercise of all outstanding warrants, we would be obligated to issue an additional 85,000,000 shares of our common stock. We have filed a preliminary Information Statement with the SEC related to an amendment to our Articles of Incorporation increasing the number of our authorized shares of common stock to 500,000,000 shares and are in the process of filing the definitive Information Statement and circulating same to our stockholders. However, if the holders of these notes and warrants were to seek to convert or exercise the securities before we were able to amend our Articles of Incorporation increasing the number of our authorized shares of common stock, we would not have a sufficient number of authorized but unissued shares of our common stock to issue to the holders.

         The terms of the callable 6% secured convertible notes provide that in the event the holders should seek to convert the notes and we do not have a sufficient number of authorized but unissued shares of our common stock to fully provide for such conversion, the interest rate of the notes increases to 15% per annum, we are required to issue to the holders all available shares of our common stock and thereafter the conversion price of the callable 6% secured convertible notes is adjusted to the lesser of what the conversion price would have been had we had sufficient authorized shares to permit the full conversion of the notes and the conversion price at the time the balance of the notes can legally be converted. In addition, we are required to pay the note holders a cash penalty equal to the amount of outstanding principal, accrued but unpaid interest and the default interest times 0.24 times the number of days we are unable to convert the balance of the notes. For example, if we were unable to convert one half of the principal amount of the notes, we would be required to pay a cash penalty equal to $6,773 per month until such time as we had increased our authorized shares of common stock to a sufficient level.

         Because the conversion price is tied to the market price of our common stock, the note holders could seek to convert their notes at an advantageous time when the trading price of our common stock is low which could require us to issue more shares of our common stock upon the conversion of the notes and thereby increasing the penalties we would be obligated to pay the note holders. Because we cannot anticipate when the note holders will seek to convert the notes or exercise the related warrants, or when the holders of the other derivative securities will seek to convert those securities, or how long it will take us to obtain stockholder consent and complete the process to increase the number of our authorized shares of common stock to a sufficient level to provide for full conversion of all outstanding convertible notes and warrants, we are unable at this time to quantify the exact potential on our company.

WE HAVE RECOGNIZED NON-CASH INCOME IN FISCAL 2006 AND NON-CASH LOSSES IN FISCAL 2005 RELATED TO DERIVATIVE SECURITIES WHICH HAVE HAD A MATERIAL AFFECT ON OUR FINANCIAL STATEMENTS. IT IS LIKELY WE WILL RECOGNIZE NON-CASH LOSSES IN FUTURE PERIODS AS A RESULT OF THE ISSUANCE OF THE CALLABLE 6% SECURED CONVERTIBLE NOTES WHICH WILL MATERIALLY EFFECT OUR FINANCIAL STATEMENTS IN FUTURE PERIODS.

         As discussed later in this prospectus under "Management's Discussion and Analysis or Plan of Operations - The effect of derivative liabilities on our financial statements," in fiscal 2005 we recognized an expense of $13,348,457 and for the nine months ended September 30, 2006 we recognized income of $7,126,945, both related to the treatment of certain of our outstanding securities as derivative liabilities. While these expense and income items are non-cash and do not impact our operating losses, they have a dramatic affect on our net loss or net income for the respective periods. Prospective investors are cautioned to consider the impact of the accounting treatment for derivative liabilities on our financial statements for the periods presented when evaluating our financial condition. Following the issuance of the callable 6% secured convertible notes, and as described in greater detail later in this prospectus, these notes and all other outstanding convertible securities will now be considered derivatives and we anticipate that we will recognize expenses in future periods related to these securities. While we cannot predict the impact of this accounting standard on our financial statement in future periods as the income/expense calculation is based upon a current market value of our common stock, it is likely that it will result in a significant expense to us in future periods.

                          RISKS RELATED TO OUR BUSINESS

WE ARE DEPENDENT ON THIRD-PARTY COMMUNICATIONS INFRASTRUCTURE AND SERVICE PROVIDERS.

         Our business model is providing turnkey, IP-based communications solutions to distributors and their end users. Our services are built on the communications infrastructure and services of third party communications providers. Any failure of such third party providers to provide service as necessary may result in a reduction in, or interruption of, service to our distributors and their end users, which could adversely affect our ability to generate revenues in future periods. A significant interruption of service could have a negative impact on our reputation and could lead our present and potential distributors not to use our services. The temporary or permanent loss of equipment or systems through casualty or operating malfunction could also reduce revenues and harm our business.

WE ARE DEPENDENT ON THIRD PARTY DISTRIBUTORS TO MARKET OUR SERVICES TO END USERS. IF THESE DISTRIBUTORS DO NOT EFFECTIVELY MARKET OUR SERVICES, THIS DEPENDENCE COULD PREVENT US FROM GENERATING REVENUES.

         We market our services to end users using a network of distributors. Our operating results are dependent upon our ability to develop, expand and maintain our distributor arrangements and the ability of our distributors to successfully market our services to their end users. The failure by one or more of our distributors to effectively sell our services would adversely impact our revenues in future periods. While our agreements with our distributors will be non-exclusive which would permit us to seek additional distributors within a target market if we determine that a particular distributor is not performing to our expectations, there are no assurances that additional distributors within the target market would be available to us or that these additional distributors would effectively market our services to their end users. We cannot quantify the impact of any under performance by a distributor nor the time required to expand our distributor base to compensate for an under performing distributor. The failure by one or more of our distributors, however, to effectively sell our services would adversely impact our ability to generate revenues in future periods, develop our business and continue our operations.

WE MAY BE UNSUCCESSFUL IN ESTABLISHING AND MAINTAINING BRAND AWARENESS AND BRAND IDENTITY IS CRITICAL TO OUR COMPANY.

         Our success in our market will depend on our ability to create and maintain brand awareness for our service offerings. We have only begun our efforts to establish a brand image and cannot assure you that we will ever be successful in these efforts. To penetrate our target markets, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We have limited capital to devote to these efforts and we may not generate a corresponding increase in revenue to justify these costs. The majority of our competitors are larger than us and have substantially greater financial resources and many of the companies offering similar services have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brand allowing us to compete in our target market. If we are unable to effectively compete for users in our target markets our ability to continue our operations could be in jeopardy.

VOIP SERVICES MAY NOT BE ACCEPTED AS A SUBSTITUTE FOR TRADITIONAL TELEPHONE SERVICE.

         Our success depends on the continued development of the Internet as a commercial marketplace, which is uncertain. The markets for telecommunication services over the Internet are at an early stage of development and are rapidly evolving. Because the markets for VoIP technology is new and evolving, it is difficult to predict the future growth, if any, and the future size of these markets. Our ability to generate revenues will depend upon the acceptance of VoIP as a widely used medium for communication and a number of factors could prevent such acceptance, including the following:

         o VoIP is at an early stage and end users may be unwilling to shift their telecommunication service from traditional based networks to those powered by the Internet, such as VoIP;

         o Increased government regulation or taxation may adversely affect the viability of VoIP services;

         o Sufficient availability of telecommunication services or changes in telecommunication services could result in slower response times or increased costs in marketing and servicing our end users; and

         o Adverse publicity and consumer concern about the security and/or quality of VoIP could discourage its acceptance and growth.

         There can be no assurance that any substantial market for VoIP services in our target markets will be developed or become sustainable. If a substantial and sustainable market does not develop, our ability to continue to implement our present business model will be in jeopardy and we may not be able to continue our operations as they are presently conducted.

THE TECHNOLOGY AND INFRASTRUCTURE USED TO PROVIDE OUR SERVICES IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND WE WILL NEED TO QUICKLY INCORPORATE NEW PRODUCT INTRODUCTIONS AND INNOVATIONS IN ORDER TO ESTABLISH, MAINTAIN AND GROW OUR BUSINESS. IF WE FAIL IN THESE EFFORTS WE MAY BE UNABLE TO ATTAIN OR MAINTAIN DISTRIBUTORS FOR OUR SERVICES WHICH WILL ADVERSELY IMPACT OUR ABILITY TO GENERATE REVENUES IN FUTURE PERIODS.

         VoIP and data communication over the Internet is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advances. To enter and compete successfully in this emerging market, we must continually sell new and enhanced services that provide increasingly higher levels of performance and reliability at lower costs. These new and enhanced services must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing and selling new services will depend on a variety of factors, including:

         o the identification of market demand for new services;

         o access to sufficient capital to complete our development efforts;

         o product and feature selection;

         o timely implementation;

         o performance;

         o cost-effectiveness of services under development;

         o securing and maintaining relationships with reliable third party communications providers; and

         o maintaining adequate staffing of competent software engineers.

         Additionally, we may also be required to collaborate with third parties to develop our services and may not be able to do so on a timely and cost-effective basis, if at all. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced services in a timely manner or if such new or enhanced services do not achieve sufficient market acceptance, our operating results will suffer and our business will not grow.

         Finally, the success of our business model is dependent upon the continued deployment of broadband Internet services in our target markets. If for reasons beyond our control the expansion of broadband Internet services in our target markets ceases or is curtailed, we may not be able to sell our services in significant volumes and our business may be adversely affected.

THE INTERNET TELEPHONY BUSINESS IS HIGHLY COMPETITIVE AND ALSO COMPETES WITH TRADITIONAL AND CELLULAR TELEPHONY PROVIDERS.

         While we are not a traditional Internet telephony business, we do provide turnkey IP-based communication solutions to companies seeking to offer such service to their customers. As a result, we could be deemed to directly compete with long distance telecommunication carriers and providers of all sizes and scope of business, including the long distance and cellular service providers. The long distance communications and the Internet telephony markets are highly competitive. There are several large and numerous small competitors, and we expect to face continuing competition based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in our market include price, quality of service, breadth of geographic presence, customer service, reliability, network size and capacity, and the availability of enhanced communications services. Our competitors include major and emerging telecommunications carriers in the U.S. and abroad. Many of the competitors for our service offerings have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies, which could hinder our ability to market our services. Because of our limited resources we may never be able to effectively compete in our target market which could result in our inability to continue our operations.

OUR RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH RELIANCE ON DISTRIBUTORS WHO GENERATE SALES OUTSIDE THE U.S.

         We expect that substantially all of our revenues will be derived from distributors who make sales outside the U.S. Because of our dependence on these third-party distributors and their non-U.S. customers, we are subject to certain risks, including, changes in a specific country or region's political or economic conditions or the adoption by a particular country of laws, rules or regulations which limit or prohibit the distributor's ability to sell our services in one or more countries. An economic downturn in one or more of our target markets could result in a reduced demand for services such as ours which would adversely affect our ability to increase our revenues in future periods. In addition, if one or more of the countries in our target markets were to adopt new laws or regulations which would have the effect of limiting our distributor's abilities to sell our services, our ability to increase our revenues in future periods would also be adversely impacted.

                         RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN THE SHARES IS LIMITED. BECAUSE OUR COMMON STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

         The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of the Units cannot be assured any liquidity in their investment. In addition, the trading price of our common stock is currently below $5.00 per share and we do not anticipate that it will be above $5.00 per share for any sustained period of time in the foreseeable future. Because the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

OUR COMMON STOCK COULD BE REMOVED FROM QUOTATION ON THE OTCBB IF WE FAIL TO TIMELY FILE OUR ANNUAL OR QUARTERLY REPORTS. IF OUR COMMON STOCK WAS NO LONGER ELIGIBLE FOR QUOTATION ON THE OTCBB, THE LIQUIDITY OF OUR STOCK MAY BE FURTHER ADVERSELY IMPACTED.

         Under the rules of the Securities and Exchange Commission we are required to file our quarterly reports within 45 days from the end of the fiscal quarter and our annual report within 90 days from the end of our fiscal year. Under rules adopted by the National Association of Securities Dealers, Inc.
(NASD) in 2005 which is informally known as the "Three Strikes Rule", an NASD member is prohibited from quoting securities of an OTCBB issuer such as our company if the issuer either fails to timely file these reports or is otherwise delinquent in the filing requirements three times in the prior two year period or if the issuer's common stock has been removed from quotation on the OTCBB twice in that two year period. We failed to file our 2005 annual report and our quarterly report for the period ended June 30, 2006 on a timely basis. If we were to fail to file two additional reports on a timely basis our stock would be removed from quotation on the OTCBB and would in all likelihood then be quoted on the Pink Sheets Electronic Quotation Service. Pink Sheets offers a quotation service to companies that are unable to list their securities on the OTCBB or an exchange. The requirements for listing on the Pink Sheets are considerably lower and less regulated than those of the OTCBB an exchange. If our common stock were to be quoted on the Pink Sheets, it is possible that even fewer brokers or dealers would be interested in making a market in our common stock which would further adversely impact its liquidity.

WE DO NOT HAVE ANY INDEPENDENT DIRECTORS AND WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

         Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Our Board of Directors is comprised of three individuals, including our CEO, none of whom are independent. Our executive officers and directors make decisions on all significant corporate matters such as the approval of terms of various loans or financing transactions in which we engage, the approval of related party transactions, the compensation of our executive officers, and the oversight of the accounting functions.

         Although we have adopted a Code of Business Conduct and Ethics, we have not yet adopted any other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our Board of Directors as we presently do not have any independent directors. If we expand our board membership in future periods to include independent directors, we may seek to establish an audit and other committees of our Board of Directors. It is possible that if we were to adopt some or all of these corporate governance measures and our Board of Directors included independent directors, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         In addition, our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors, of which 1,000,000 shares of our Series A Preferred Stock are currently outstanding which carry super majority voting rights. Our Board of Directors may, without shareholder approval, issue additional shares of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

OUR CHAIRMAN AND CEO IS THE SOLE HOLDER OF OUR SERIES A PREFERRED STOCK WHICH GIVES HIM VOTING CONTROL OF OUR COMPANY AND THE ABILITY TO SOLELY INFLUENCE OUR BUSINESS AND DIRECTION.

         Our voting securities consist of shares of our common stock and our Series A Preferred Stock. Holders of shares of our common stock are entitled to one vote per share and the holder of shares of our Series A Preferred Stock is entitled to 250 votes per share on all matters submitted to a vote of our stockholders, with these classes of our voting securities voting together on all matters submitted to a vote of our stockholders. Mr. Luis Alvarez, our CEO and Chairman, owns all 1,000,000 shares of outstanding Series A Preferred Stock which, together with his common stock holdings, gives him voting rights at December 31, 2006 over approximately 81% of our voting securities. If we were to assume that the holders of the callable 6% secured convertible notes converted those notes into 75,000,000 shares of our common stock and all outstanding warrants were exercised by the holders, of those securities, Mr. Alvarez would have voting rights over approximately 62% of our securities. As a result of these voting rights, notwithstanding that our common stockholders are entitled to vote on matters submitted to our stockholders, Mr. Alvarez has the power to elect of all of our directors and strongly influence the business and direction of our company.

THIS PROSPECTUS PERMITS SELLING SECURITY HOLDERS TO RESELL THEIR SHARES. IF THEY DO SO, THE MARKET PRICE FOR OUR SHARES MAY FALL AND PURCHASERS OF OUR SHARES MAY BE UNABLE TO RESELL THEM.

         This prospectus includes 13,468,447 shares issuable upon conversion of the callable 6% secured convertible notes. To the extent that these securities are converted and the underlying shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to increase our revenues, develop our brands, implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control.

         You should consider the areas of risk described in connection with any forward-looking statements that may be made in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors". Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTC Bulletin Board under the symbol "TRDQ." The following table sets forth the high and low bid prices for our common stock for the past two fiscal years and the interim period as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. The following information gives pro-forma effect to the one for 65 reverse stock split of our common stock effective October 11, 2005.

                                                     High           Low
                                                  ---------      ---------
         Fiscal 2004:

         First Quarter ..................         $    6.50      $    5.20
         Second Quarter .................         $   26.00      $    6.50
         Third Quarter ..................         $   26.00      $   11.70
         Fourth Quarter .................         $   11.70      $   11.70

         Fiscal 2005

         First Quarter ..................         $   33.15      $   11.70
         Second Quarter .................         $   33.15      $   11.70
         Third Quarter ..................         $   40.95      $    9.75
         Fourth Quarter .................         $   40.95      $    0.42

         Fiscal 2006

         First Quarter ..................         $    1.35      $    0.25
         Second Quarter .................         $    0.70      $    0.20
         Third Quarter ..................         $    0.41      $    0.05
         Fourth Quarter .................         $    0.12      $    0.04

         On January 4, 2007, the last sale price of our common stock as reported on the OTCBB was $0.065. As of December 31, 2006, there were approximately 2,400 record owners of our common stock.

DIVIDEND POLICY

         We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. At the present time, our anticipated financial capital requirements are such that we intend to follow a policy of retaining earnings in order to finance the development of our business. In addition, under the terms of the callable 6% secured convertible notes so long as the notes are outstanding we are prohibited from declaring and paying dividends on our common stock without the prior written consent of the note holders.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2006. This table gives no effect to the possible exercise of outstanding options or common stock purchase warrants or the application of the proceeds therefrom. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                                     SEPTEMBER
                                                                     30, 2006
                                                                    -----------
Long-term liabilities ........................................      $         0

Stockholders' equity:

Preferred stock, $0.001 par value, 10,000,000
 shares authorized, no shares issued and outstanding .........                -
Common stock, $0.001 par value, 100,000,000 shares
 authorized, 62,005,115 shares issued and outstanding ........           62,005
Additional paid-in capital ...................................        7,222,488
Deferred compensation ........................................         (634,256)
Accumulated deficit ..........................................       (9,725,872)

Total stockholders' equity (deficit) .........................       (3,075,635)

Total capitalization .........................................      $(3,075,635)

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

OVERVIEW

         During August 2005, we acquired all the outstanding shares of IP1 under the terms of a securities purchase agreement and plan of reorganization. The acquisition of IP1 was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as if IP1 was the acquiror. At the time of the transaction in August 2005, IP1 was a development stage company which had been organized in April 2004. As a result of the reverse acquisition, our business is now the business of IP1.

         Our business model is to provide full service, turnkey IP-based communication solutions to distributors that deliver VoIP service to their customers. Our branded turnkey IP-based communication solution provides a distributor with the equipment, software, and support necessary to market a custom tailored VoIP service. We are targeting distributors that include equipment manufacturers, cellular vendors, cable companies that do not want to undertake the financial burden of creating an IP-based telecommunication company, computer firms, Internet cafes, call centers as well as wholesale relationships with communications providers, aggregators and resellers, ISPs and other broadband and service providers. Our marketing concentration is in the Caribbean, Central and South America. We targeted these geographic areas as we believe these areas are starting to embrace broadband and, as a result of government regulations of telecommunications providers, are generally insulated from the intense competition of the U.S. communications market.

         Our business model provides that we will generate revenues from negotiated price points with each distributor. These price points will be determined based upon the individual dynamics of the distributor's abilities, anticipated monthly per minute usage and their overall acceptance of our proposed and/or negotiated price plan. Sources of revenue are equipment sales, activation fees, access fees and per minute usage charges. Both access fees and per minute charges will represent recurring revenues as opposed to one time sales comprised of equipment sales and activation fees. In either case, distributors are engaged on a pre-pay basis and accounts will be settled in U.S. currency.

         Under the terms of the distributor agreement we pay commissions to the distributor based upon the number of lines for each subscription maintained by each end user and the base pricing of the services for each subscription maintained. Commission rates, which are applicable only to active customer lines, range from $1.75 per line per month to $3.25 per line per month determined by the base pricing per month. Distributors will also be paid a commission of $5.00 per activation fee on each line and receive a commission of 8% of the retail price for all long distance services. Distributors that sell at least 125 subscriptions during the first 90 days of the agreement will be eligible to receive the monthly residual commission.

         We began marketing our service during the third quarter of fiscal 2005 and to date have generated minimal revenues. Since we began marketing our service, our revenues have been related to charges to potential distributors who have been testing our services. Based on our current discussions, we anticipate that we will begin to generate recurring revenues from our first distributor during the first quarter of fiscal 2007. The company, which is a distributor of PBX commercial phone equipment and services in Columbia, is also licensed to sell VoIP in Columbia. In order to increase our revenues we must continue to develop distributor relationships with a wide range of companies in a number of geographic locations that already are serving our target markets.

         While we believe that our turnkey solutions will be well received by potential distributors, we do not have the resources to undertake a broad marketing campaign in an effort to secure distributors in our target markets. The network of personal relationships of our management is integral to our marketing efforts and we primarily rely on those relationships in our efforts to build our distributor network. As capital is becoming available to us from the sale of the callable 6% secured convertible notes discussed elsewhere in this prospectus we intend to use a portion of those proceeds for marketing and travel expenses. The proceeds from that offering will also permit us to expand our technical staff to enable us to better support distributors in areas of customer service as well as software support. Lastly, we intend to purchase additional hardware and make additional deposits with the carriers to further enhance our services and make them more marketable.

         In addition to securing distributors and increasing our revenues, another significant challenge facing our company is our need for additional working capital. We do not generate sufficient revenue to fund our operations and have relied on short-term borrowings to provide working capital. The terms of some of these notes require significant cash premiums at repayment, as well as significant equity issuances. While the net proceeds from the sale of the callable 6% secured convertible notes discussed later in this section will provide us with capital to begin establishing our distributor network, upgrading certain of our services and for overhead expenses until approximately the second quarter of fiscal 2007, we have approximately $900,000 outstanding under short-term promissory notes which are either past due or which becomes due in the near future. We do not have sufficient funds to satisfy these obligations and the terms of the callable 6% secured convertible notes prohibit us from using the proceeds of those notes to pay these loans. The terms of the callable 6% secured convertible notes also restrict our ability to raise capital. While we are attempting to restructure some of these obligations and we believe that our operations will begin to generate meaningful revenues during fiscal 2007, so long as these short-term notes remain outstanding, one of which is secured by our assets and is presently past due, our ability to continue our operations is in jeopardy.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2006 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2005

                                    Nine Months Ended
                                      September 30,
                               -------------------------        $           %
                                   2006         2005         Change       Change
                               (unaudited)   (unaudited)                  (+/-)
                               -----------   -----------   -----------    ------
Revenues ....................  $    24,337   $     1,839   $    22,498       NM
Cost of revenues ............       40,975        37,980         2,995       NM

Sales, general and
 administrative .............      592,432     1,340,245      (747,813)    -56%
Sales, general and
 administrative - related
 party ......................       43,100        48,150        (5,050)    -10%
                               -----------   -----------   -----------    ------
     Total operating expenses      635,532     1,388,395      (753,863)    -54%

Operating (loss) ............     (652,170)   (1,424,536)     (772,366)    -54%

Other income (expenses): ....    9,329,695             -     9,329,695    +100%
Other income - derivatives ..   (2,202,750)            -     2,202,750    +100%
Interest (expense) -
 related party ..............      (21,000)            -        21,000    +100%
Interest (expense) ..........     (456,442)      (62,556)      456,442    +730%

Net income (loss) ...........  $ 5,997,333   $(1,487,092)    7,484,425       NM

NM = not meaningful

REVENUES

         We have generated minimal revenues since inception. Our revenues for the nine months ended September 30, 2006 consisted primarily of per-minute usage fees for our services to potential distributors testing our services. As our services were launched during the third quarter of 2005, we did not report revenues for the first half of fiscal 2005. Based upon current discussions we believe that we will begin generating recurring revenue from a distributor during the first quarter of fiscal 2007. We are unable to predict at this time the amount of revenue we may generate from this distributor.

COST OF REVENUES

         Our cost of revenues consists of the costs to secure our VoIP communication services with network carriers as well as the cost of phone equipment sold to distributors. The increase in our cost of revenues during the nine month period ended September 30, 2006 is primarily attributable to incurring fixed and variable costs from network carriers to secure our VoIP communication services associated with the launch of our VoIP services during the third quarter of 2005. We did incur similar fees during the nine month period ended September 30, 2005 in anticipation of the launch of our VoIP services in the third quarter of 2005. We do not anticipate that we will incur any additional fixed costs in providing our services in future periods and that all cost of revenues in future periods will be variable based upon the actual number of minutes used in the period.

GROSS PROFIT

         We reported a gross loss of $16,638 for the nine months ended September 30, 2006 as compared to a gross loss of $36,141 for the comparable nine month period in fiscal 2005. Because we have incurred fixed costs associated with our revenues and cost of revenues in future periods will be the variable cost associated with the minutes actually used, we anticipate that we will increase our gross profit margins in future periods although we are unable to quantify the amount of the increase at this time.

TOTAL OPERATING EXPENSES

Sales, general and administrative

         Our sales, general, and administrative expenses consist primarily of consultant fees incurred in connection with the sales and support of our VoIP services. The decrease in sales, general, and administrative expenses during the nine month period ended September 30, 2006 is primarily due a one-time charge related the issuance of shares pursuant to a recapitalization valued at $1.0 million during the nine month period ended September 30, 2005 for which there were no comparable expenses during the fiscal 2006 period, offset by increased expense associated with hiring more consultants to support our sale and support our VoIP services as well as professional fees associated with being a publicly-traded company. During the nine months ended September 30, 2006 we treated all persons performing services for us as independent contractors and not employees and their compensation is recorded as a consulting fee. We anticipate that we will enter into employment agreements with our executive officers and other consultants presently providing services to us before the end of fiscal 2006. While we anticipate that the overall compensation we are paying these individuals will not increase substantially, the conversion of the status of the individuals from independent contractors to employees will result in an overall increase in our compensation expense in future periods. We anticipate our compensation expense will increase by approximately $10,000 per month during the next 12 months as a result of the hiring of these individuals as employees, absence any increases in their base compensation. We anticipate we will also hire additional personnel during the fourth quarter of fiscal 2006 in areas such as sales and marketing and we anticipate that our sales, general and administrative expenses will increase in future periods as our business expands. We are unable at this time to quantify the amount of the increase as we cannot predict the timing of these new hires or the exact amount of compensation which will be paid to them.

Sales, general and administrative - related party

         During the nine months ended September 30, 2006 we sub-leased our office space from a company affiliated with one of our stockholders and our sales, general and administrative - related party expense during that period represents this rental expense. We terminated this arrangement in August 2006 and, accordingly, our sales, general and administrative - related party for the nine months ended September 30, 2006 reflects the termination of this agreement. We do not anticipate recognizing a rental expense to a related party in future periods.

OPERATING LOSS

         We reported an operating loss of $652,170 for the nine months ended September 30, 2006 as compared to an operating loss of $1,424,536 for the nine months ended September 30, 2005. The increase in our operating loss is attributable to the increase in our sales, general and administrative expenses.

OTHER INCOME (EXPENSES)

Other income-derivatives

         Other income - derivatives includes the variation in the fair value of embedded conversion feature, freestanding warrants, and liquidated damages. For the nine month period ended September 30, 2006 we recognized other income of approximately $9.3 million which represents the change in the fair value of the derivate instruments between measurement dates. The decrease in the fair value of the derivative liabilities is primarily due to a decrease in our stock price since January 1, 2006. See "The Effect of Derivative Liabilities on Our Financial Statements" appearing later in this prospectus.

Other expense-derivatives

         Other expense-derivatives includes the fair value of embedded conversion features, freestanding warrants, and liquidated damages in excess of the associated debt or reclassified as liability contracts. The increase in other expense-derivatives during the nine month period ended September 30, 2006 is primarily due to the reclassification of equity contracts to derivative contracts valued at $2.2 million in August 2006. There were no such reclassification during the nine-month period ended September 30, 2005. See "The Effect of Derivative Liabilities on Our Financial Statements" appearing later in this prospectus.

Interest expense and interest expense-related party

         Interest expense and interest expense - related party represents interest incurred on various notes payable, including a note payable due to Arlington Investment Group, an entity controlled by one of our directors. The interest expense consists primarily of the amortization of debt discount as well as interest accrued , whether paid in cash or stock, pursuant to such notes payable. The increase in interest expense is primarily due to an increase weighted-average debt principal during the nine month period ended September 30, 2006 when compared to the prior period. The decrease in interest expense-related party during the nine month period ended September 30, 2006 is primarily due to the a lower effective interest rate of 14% during that period compared to 114% during the nine-month period ended September 30, 2005.

NET INCOME (LOSS)

         We reported net income of $5,997,333 for the nine months ended September 30, 2006 as compared to a net loss of $1,487,092 for the nine months ended September 30, 2006. The net income reflects the impact of the non-cash other income - derivative liabilities which had the effect of offsetting our operating losses. As described elsewhere herein, we anticipate that the effects of other expense from derivative liabilities related to our callable 6% secured convertible notes in future periods will increase our anticipated operating losses.

NINE MONTHS ENDED DECEMBER 31, 2005 ("FISCAL 2005") AS COMPARED TO THE PERIOD FROM APRIL 6, 2004 (INCEPTION) TO MARCH 31, 2005 ("PRIOR PERIOD")

                                                                  $          %
                               Fiscal 2005    Prior Period     Change     Change
                               ------------   ------------   ----------   ------
Revenues ....................  $     12,146   $     49,475      (37,599)  -75.6%
Cost of revenues ............        66,843         40,045       26,798       NM

Sales, general and
 administrative .............       407,266        410,279       (3,013)      NM
Stock-based compensation ....     1,071,008              -    1,071,008    +100%
Sales, general and
 administrative - related
 party ......................        47,700         36,550       11,150   +30.5%
                               ------------   ------------   ----------   ------
     Total operating expenses     1,525,974        446,829    1,079,145    +242%

Operating (loss) ............    (1,580,671)      (437,129)   1,143,543    +266%

Other (expenses):
Other expense - derivatives .   (13,348,457)             -   13,348,457       NM
Interest expense - related
 party ......................      (210,567)             -      210,567    +100%
Interest expense ............      (146,373)             -      146,373    +100%

Net (loss) ..................  $(15,286,068)  $   (437,129)  14,848,939       NM

NM = not meaningful

REVENUES

         Our revenues during fiscal 2005 consisted primarily of sales of phone equipment and revenues from per-minute usage fees for our VoIP communication services and reflect our current business model. Our revenues during the Prior Period consisted of a one-time sale to a distributor for phone equipment.

COST OF REVENUES

         Our cost of revenues consists of the cost of the phone equipment as well as the costs to secure our VoIP communication services with network carriers. The increase in our cost of revenues during fiscal 2005 when compared to the prior year period is primarily due to incurring fixed and variable costs from network carriers to secure our VoIP communication services associated with the launch of our VoIP services during the third quarter of 2005 offset by the lower costs of phone equipment sold during fiscal 2005 when compared to the prior year period.

GROSS PROFIT

         We reported a gross loss of $54,697 for fiscal 2005 as compared to a gross profit of $9,700 for the Prior Period. As described earlier in this section, our source of revenues were different for fiscal 2005 as compared to the Prior Period and a comparison of our gross loss for fiscal 2005 as compared to our gross profit for the Prior Period is not meaningful.

TOTAL OPERATING EXPENSES

Sales, general, and administrative expenses

         Our sales, general, and administrative expenses consist primarily of consultant fees incurred in connection with the sales and support of our VoIP services. Our sales, general, and administrative expenses for fiscal 2005 are consistent with those incurred during the prior period.

Stock-based compensation

         Our stock-based compensation consists primarily of the value of shares issued to certain stockholders and consultants of our IP1 subsidiary for services during fiscal 2005. We did not have a comparable transaction during the prior period.

Sales, general and administrative-related party

         Sales, general and administrative - related party represents rent expense paid to a company affiliated with one of our stockholders. The increase from the Prior Period to fiscal 2005 reflects an increase in the amount of rental payments due. As described elsewhere herein, we no longer rent our office space from this related party.

OPERATING LOSS

         We reported an operating loss of $1,580,671 for fiscal 2005 as compared to an operating loss of $437,129 for the Prior Period. The increase in the operating loss for the fiscal 2005 period is attributable to the stock based compensation expense recognized during fiscal 2005.

OTHER EXPENSES

Other expense - derivatives

         During March 2005 we issued a convertible promissory note in the principal amount of $100,000, the terms of which permitted the lender to covert the principal and accrued interest into shares of our common stock at a 25% discount of the fair value of the shares at the date of conversion. As there is no explicit number of shares that are to be delivered upon satisfaction of the convertible promissory note, at December 31, 2005 we were unable to assert that we had sufficient authorized and unissued shares to settle such note. Accordingly, as described in Note 4 to our financial statements for fiscal 2005 appearing elsewhere in this prospectus, under generally accepted accounting principles all of our instruments which are convertible into shares of our common stock, such as warrants and options, were classified as derivative liabilities on our financial statements. This accounting treatment resulted in non-cash, other expense - derivative liabilities for the fiscal 2005 of $13,348,457.

Interest expense - related party

         Interest expense - related party represents interest incurred on a $200,000 principal amount note due to an entity affiliated with Mr. Landis, a member of our Board of Directors which we issued in February 2006. The increase in interest expense -related party is primarily due to an increase weighted-average debt principal during fiscal 2005 when compared to the Prior Period.

Interest expense

         Interest expense consists primarily of the accretion of debt issued at a discount as well as interest accrued pursuant to various notes payable. The increase in interest expense during fiscal 2005 when compared to the prior period reflects the issuance of debt by us during fiscal 2005 for which no comparable transactions occurred during the Prior Period.

NET INCOME

         We reported a net loss of $15,286,068 for fiscal 2005 as compared to a net loss of $437,129 for the Prior Period. This increase in our net loss is primarily attributable to the stock-based compensation paid during fiscal 2005 together with the expense associated with the derivative liabilities as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. The following table provides certain selected balance sheet comparisons between September 30, 2006 (unaudited) and December 31, 2005:

                                September 30,   December 31,     $ of      % of
                                    2006            2005        change    change
                                 (unaudited)                               (+/-)
                                ------------   ------------  -----------  ------
Working capital (deficit) ....  $ (3,251,363)  $(14,289,309)  11,037,946      NM
Cash .........................  $    177,965   $          0      177,965   +100%
Property and equipment, net ..  $     18,534   $     24,893       (6,359)   -25%
Deferred financing fees, net .  $    150,694   $     10,000      140,694   +141%
Total assets .................  $    353,693   $     41,393      312,300   +750%

Accounts payable and accrued
 expenses ....................  $     44,612   $     40,626        3,986   +9.8%
Accounts payable - related
 party .......................  $    118,350   $     75,250       43,100    +57%
Due to Chief Executive
 Officer .....................  $      6,484   $      6,484            -     n/a

Derivative liabilities .......  $  2,092,886   $ 13,420,764  (11,327,878)     NM
Note payable - related
 party .......................  $    410,567   $    410,567            -     n/a
Convertible promissory
 note, net ...................  $     98,827   $    104,745       (5,918)     NM
Notes payable, net ...........  $    650,220   $    216,029      434,191   +201%
Total current liabilities ....  $  3,429,328   $ 14,289,309  (10,859,981)     NM
Total liabilities ............  $  3,429,328   $ 14,289,309  (10,859,981)     NM

NM = not meaningful

         At September 30, 2006 our working capital deficit was $3,251,363 as compared to a working capital deficit of $14,289,309 at December 31, 2005. Our total assets at September 30, 2006 increased by $312,300, or approximately 750%, from December 31, 2005. This increase is primarily attributable to increases in cash of $177,965 and deferred financing fees of $140,964 which relates to our callable 6% secured convertible note transaction, net of a write off of $10,000 in the deferred financing fees recorded at December 30, 2005 which represented amounts advanced to a placement agent for a private offering we did not undertake. The decrease in the value of property and equipment is attributable to depreciation expense.

         Our total liabilities at September 30, 2006 also declined from December 31, 2005, primarily a result of the effective of the elimination of the derivative liabilities in the fiscal 2006 period as described below. Other changes in our total liabilities from period to period included an increase in accounts payable and accrued expenses ($3,986) and an increase in notes payable and accrued interest ($434,191), as well as a net decrease of $5,918 in convertible notes payable. At December 31, 2005 we had a convertible note payable, including interest, of $104,745. In June 2006 this note was modified to remove the conversion feature and the principal and accrued interest currently due thereunder is included in notes payable and accrued expenses on our balance sheet at September 30, 2006. In August 2006 we issued a $500,000 principal amount callable 6% secured convertible promissory note which is one of a series of three to be issued in a transaction described later in this section. Convertible promissory notes outstanding on September 30, 2006 as reflected on our balance sheet represents this note, net of a discount of $486,111.

         Included in notes payable and accrued interest at September 30, 2006 are amounts due an entity wholly-owned by Mr. Vincent Landis, a member of our Board of Directors. During June 2005, we issued a note payable to Arlington Investment Group, Inc. for $200,000. We used the funds for working capital. The note, as extended, is due March 1, 2007. The note bears interest at 14% per annum and accrued interest, together with a cash premium payment of $200,000, are due at maturity. We recognized approximately $21,000 of interest expense in connection with this note during the nine month period ended September 30, 2006. The amount payable under the note amounts to approximately $411,000 at September 30, 2006. We paid approximately $21,000 of interest expense during the nine month period ended September 30, 2006.

         Cash used in our operating activities amounted to approximately $531,309 during the nine-month period ended September 30, 2006. Our net income for that period amounted to approximately $6.0 million and was adjusted as follows:

         o Decrease in fair value of derivatives between measurement date of approximately $9.3 million;

         o Fair value of derivative liabilities reclassified at date of issuance or in excess of debt discount of approximately $2.2 million;

         o Amortization of debt discount and fair value of shares issued in satisfaction of interest on note payable of approximately $143,000 and $208,000, respectively: and

         o Amortization of deferred compensation of approximately $109,000.

         We financed our operating and investing activities during the nine month period ended September 30, 2006 by issuing notes payable and convertible promissory notes amounting to $885,000. We also satisfied three notes payable of $60,000 during the nine month period ended September 30, 2006 and paid $105,000 as finders' fees and legal costs in connection with the transaction entered into in August 2006 for the sale of the callable 6% secured convertible promissory notes during the nine month period ended September 30, 2006.

         Cash used in our operating activities amounted to approximately $215,000 during the nine-month period ended September 30, 2005. Our net loss for that period amounted to approximately $1.5 million and was adjusted as follows:

         o Fair value of shares issued pursuant to recapitalization amounting to approximately $1.0 million:

         o Decrease in accounts receivable amounting to approximately $35,000;

         o Increase in accrued interest on note to related party of approximately $107,000; and

         o Increase in accounts payable and accounts payable to related party of approximately $13,000 and $43,000, respectively.

         We financed our operating and investing activities during the nine month period ended September 30, 2005 by issuing convertible promissory note and promissory notes amounting to $510,000, which also funded capital expenditures of approximately $20,000.

         We have generated minimal revenues since inception. Our revenues are not sufficient to pay our operating expenses and we have relied upon short-term borrowings to provide funds for working capital. Exclusive of the $500,000 principal amount callable 6% secured convertible promissory note we issued in August 2006 in the transaction described below, we have an aggregate of approximately $1,000,000 due under short term notes, of which $100,000 is past due as of December 31, 2006. The balance of the outstanding notes, which includes $700,000 in principal, accrued interest and premium payments of $300,000, become due in the near future. Some of these outstanding notes include terms which either require principal repayments in excess of the original amount lent, as well as shares of our common stock upon maturity.

         In August 2006 we received net proceeds of approximately $395,000 from the issuance of $500,000 principal amount callable 6% secured promissory notes. Based upon the terms of the notes, we will receive an additional $1,000,000 in gross proceeds as described below. While these funds will provide us with capital for sales and marketing, to upgrade certain of our service offering and for general overhead expenses until approximately the second quarter of fiscal 2007, under the terms of the callable 6% secured convertible notes we are prohibited from using any of these proceeds to satisfy any of the existing short-term debt obligations. We do not presently have sufficient funds to pay any of these notes. We have granted one of the holders of these short-term notes a security interest in our assets. If we were unable to pay the note when it becomes due and the note holder was to seek to collect this note, this note holder would be entitled to foreclose on our assets. This event would also cause a default in our callable 6% secured convertible notes. If we default on the callable 6% secured convertible notes the note holders we are subject to a number of penalties in addition to the obligation to repay the principal and accrued interest. In either event, we would be unable to continue our operations.

         Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our current and future liabilities when they become due until such time, if ever, that we are able to generate sufficient revenues to attain profitable operations. Our future capital requirements depend primarily on the rate at which we can increase our revenues and thereby decrease our use of cash to fund operations. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our products and services, attain and retain a customer base, and our ability to attract key personnel as we grow.

         In addition to funds necessary to fund our recurring operating expenses and funds to satisfy the short terms notes discussed above, we will need to raise significant additional capital to continue to implement our business model. We cannot assure you we will be successful in raising working capital as needed. There are no assurances that we will have sufficient funds to execute our business plan, pay our obligations as they become due or generate positive operating results for the next 12 months. If we are unable to raise additional capital, we may be unable to continue our operations and our stockholders could loose their entire investment in our company.

THE EFFECT OF DERIVATIVE LIABILITIES ON OUR FINANCIAL STATEMENTS

         As described earlier in this section, during March 2005 we issued a convertible promissory note in the principal amount of $100,000, the terms of which permitted the lender to covert the principal and accrued interest into shares of our common stock at a 25% discount of the fair value of the shares at the date of conversion. Because the conversion price of the note is tied to the market value of our common stock and therefore there is no explicit number of shares that are to be delivered upon satisfaction of the convertible promissory note, we are unable to assert that we have sufficient authorized and unissued shares to settle such note. Accordingly, as required under generally accepted accounting principles at December 31, 2005 all of our instruments which are convertible into shares of our common stock, such as warrants and options, were classified as derivative liabilities on our financial statements.

         As described in Note 4 to the financial statements for the year ended December 31, 2005 and the period of April 6, 2004 (inception) to March 31, 2005 which are included elsewhere in this prospectus, the application of EITF Issue No. 00-19 on our financial statements for fiscal 2005 resulted in other expense to us of $13,348,457. While this expense item is non-cash, the application of the accounting standard had a significant impact on our net loss for the period through an increase in our net loss of that amount for fiscal 2005. In addition, at December 31, 2005 our balance sheet reflected a current liability of $13,420,764 related to the derivative liability.

         In August 2006 we entered into the agreement to sell the $1,500,000 principal amount callable 6% secured convertible notes and related warrants as described later in this section. The terms of the notes provide for a variable conversion price tied to the market price of our common stock. Accordingly, because the conversion price of the notes is tied to the market value of our common stock and therefore there is no explicit number of shares that are to be delivered upon satisfaction of the convertible promissory note, we are unable to assert that we have sufficient authorized and unissued shares to settle the notes. These notes and warrants are therefore considered derivative liabilities and we must apply the accounting principles of EITF-0019 to these instruments. This accounting treatment will also apply to all of our other outstanding convertible instruments, as well as convertible instruments we may issue in the future so long as we are unable to assert that we have a sufficient number of authorized but unissued common shares to provide for the conversion or exercise these instruments. While we are presently unable to quantify the exact impact of derivative liabilities on our financial statements in future periods, while non-cash we anticipate the impact will result in a significant expense during the period and a significant liability on our balance sheet. In addition, as we will be required to "mark to market" the value of these derivative liabilities on a daily basis until such time as they are no longer considered a derivative liability, we anticipate that we will recognize other income or expense in future periods based upon the fluctuation of the market price of our common stock. We are unable to estimate the amount of such income/expense.

RECENT CAPITAL RAISING TRANSACTION

         On August 31, 2006, we completed a financing to four accredited investors of our callable 6% secured convertible notes and seven year common stock purchase warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.40 per share. At the initial closing $500,000 principal amount of notes were issued and paid for. The note holders will purchase an additional $500,000 principal amount of notes within three days from the date we file the registration statement of which this prospectus is a part, and within three days of the date the Securities and Exchange Commission declares the registration statement effective the note holders will purchase an additional $500,000 principal amount of notes. We initially filed the registration statement of which this prospectus forms a part on November 17, 2006 and we received the second tranche of the funding pursuant to the terms of the agreement.

         The notes are convertible at the holder's option into shares of our common stock at a variable price equal to 50% of the average of the lowest three trading prices for our common stock as reported on the OTCBB during the 20 trading day period ending one trading day prior to the date the conversion notice is sent to us by the note holder (the "Trading Price"). The notes mature on August 29, 2009. The ability of the note holders to convert the notes is limited in that no note holder has the right to convert its callable 6% secured convertible note if, by virtue of such conversion, the holder and its affiliates would become the beneficial owner of more than 4.99% of our common stock or during any month immediately succeeding a determination date on which a note holder exercises its prepayment option. The warrants contain similar restrictions limiting the ability of the holder to exercise the warrant. The purchasers of the callable 6% secured convertible notes are affiliates. The terms of the notes and warrants are described in greater detail later in this prospectus under "Description of Securities."

         We agreed to pay a finder's fee of $150,000 and issue five year common stock purchase warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.35 per share. We received net proceeds of approximately $395,000 after the costs of the transaction, which included the reimbursement of $35,000 to the note holders for their expenses. We intend to use the net proceeds for working capital and to begin our distributor resale program. The notes include certain covenants which preclude us from, directly or indirectly, using the proceeds of the notes for:

         o any loan to or investment in any other corporation, partnership, enterprise or other person, except in connection with any of our currently existing direct or indirect subsidiaries,

         o the satisfaction of any portion of our debt other than trade payables and accrued expenses in the ordinary course of our business, or

         o the redemption of any common stock.

         We granted the note holders a security interest in our assets, including our intellectual property.

         We agreed to file a registration statement covering the shares of common stock underlying the callable 6% secured convertible notes so as to permit the public resale thereof. This prospectus is part of that registration statement. In the event the registration statement was not filed by September 29, 2006 or does not become effective within 120 days from the August 29, 2006 closing date, we are required to pay liquidated damages equal to 2% of the principal amount of the notes outstanding on a monthly basis until the registration covenant is satisfied. The damages may be satisfied at our option in shares of our common stock. As we did not file the registration statement until November 17, 2006, we have begun accruing liquidated damages. The transaction documents also provide for the payment of liquidated damages to the investors in certain events, including our failure to maintain an effective registration statement covering the resale of the common shares issuable upon conversion or exercise of the securities.

         Until 270 days following the August 29, 2006 closing of the offering and 180 days from the effective date of the registration statement of which this prospectus is a part we have agreed that without the prior written consent of a majority in interest of the note holders we will not enter into an equity financing transaction, including a debt financing with an equity component, which involves the issuance of:

         o any shares of common stock at a discount to the market price of our common stock on the date of issuance,

         o any securities which are convertible into an indeterminate number of shares of our common stock, or

         o any warrants.

         We also granted the note holders a two year right of first refusal which begins after the end of the lock-up period described in the preceding paragraph.

         Based upon a conversion price of $0.02 per share, we do not presently have sufficient authorized but unissued shares of our common stock to provide for the conversion of the callable 6% secured convertible notes and the other outstanding convertible note and the warrants. We have agreed to increase our authorized capital within 30 days of the closing date to a sufficient number of shares to provide for the full conversion of the notes and exercise of the warrants. We are finalizing a definitive Information Statement to be filed with the Securities and Exchange Commission relative to an amendment to our Articles of Incorporation increasing the number of authorized shares of our common stock from 100,000,000 shares to 500,000,000 shares. We anticipate that this corporate action will be effective in February 2007.

CRITICAL ACCOUNTING POLICIES

         A summary of significant accounting policies is included in Note 2 to the audited consolidated financial statements included elsewhere in this prospectus. We believe that the application of these policies on a consistent basis enables our company to provide useful and reliable financial information about the company's operating results and financial condition.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". We are currently evaluating the impact this new Standard will have on our financial position, results of operations or cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

         In November 2004, the Financial Accounting Standards Board issued Statement No. 151 (SFAS 151), Inventory costs, an amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current period charges. In addition, SFAS 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We currently believe that the adoption of SFAS 151 will not have a material impact on our financial position, results of operations and cash flows.

         In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

         In June 2005, the Emerging Issues Task Force ("EITF") issued EITF 05-2, "The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19". EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of "conventional" and determined that convertible preferred stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which did not have a material effect on our financial statements.

         In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS
150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial statements.

         In July 2005, the FASB issued EITF 05-6, "Determining the Amortization period for Leasehold Improvements Purchased After Lease Inception or Acquired in a Business Combination", which addressed the amortization period for leasehold improvements made on operating leases acquired significantly after the beginning of the lease. The EITF is effective for leasehold improvements made in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-6 on July 1, 2005, which did not have a material impact to our financial position, results of operations and cash flows.

                                  OUR BUSINESS

OVERVIEW

         We are an enhanced Internet-based communications service provider. We offer a full service, turnkey Internet protocol (IP)-based communication solutions to distributors which are telecommunications and cable providers that deliver Voice over Internet Protocol (VoIP) service to their customers. Our branded turnkey IP based communication solution provides a distributor with the equipment, software, and support necessary to market a custom tailored VoIP service. Our operations are located in Miami, Florida. We began marketing our branded turnkey IP based communication solutions during the third quarter of 2005.

         VoIP has emerged from an obscure technological term into a communications driver. Until recently, the world of voice communications consisted of millions of circuit connections established between two points by the use of physical wires or wireless systems and a vast number of switching systems throughout the world. These circuits remain connected for the duration of a telephone call. VoIP, however, uses the Internet protocol to break up voice communications into small "packets." These packets travel across Internet systems without having a dedicated point-to-point connection, and are thus much more efficient in the use of network transmission facilities. It is generally acknowledged in the industry that VoIP reduces the wasted capacity that is inherent within circuit-switched networks. We believe that this enhanced efficiency, reduced overall cost, and ease of deployment are driving end users to implement VoIP.

         Our marketing concentration is in the Caribbean, Central and South America. We targeted these geographic areas as we believe these areas are starting to embrace broadband and, as a result of government regulations of telecommunications providers, are generally insulated from the intense competition of the U.S. communications market. According to Internet World Stats, the number of Internet users in Latin America and the Caribbean grew by 209.5% from 2000 through 2004 and these regions now represent 6.9% of all Internet users.

         We are targeting distributors for our service that include equipment manufacturers, cellular vendors, cable companies that do not want to undertake the financial burden of creating an IP based telecommunication company, computer firms, Internet cafes, call centers as well as wholesale relationships with communications providers, aggregators and resellers, Internet service providers
(ISPs) and other broadband and service providers. Our immediate target markets include end users in Brazil, Colombia and Argentina. In addition, we are seeking to engage distributors throughout Brazil, Venezuela, Argentina, Guatemala, Mexico, the Caribbean, Chile, Costa Rica, Dominican Republic, Jamaica and eventually to European and Far East markets.

         As we continue marketing our turnkey IP based communication solutions and expanding our distributor base, we anticipate leveraging our infrastructure to support next-generation and multiple communications services, including IP Centrex (Internet based business phone service), unified messaging, instant messaging, voice mail, conferencing, call center support and mobile device integration.

HOW WE WILL GENERATE REVENUE

         Our business model provides that we will generate revenues from negotiated price points with each distributor. These price points will be determined based upon the individual dynamics of the distributor's abilities, anticipated monthly per minute usage and their overall acceptance of our proposed and/or negotiated price plan. Revenue will be comprised of any combination of the following:

         o  distributor sales of equipment;

         o  a one time activation fee (starting at $29.99);

         o  per month access fee (starting at $9.99); and,

         o per minute charge for domestic and international long distance calls.

         Both access fees and per minute charges will represent recurring revenues as opposed to one time sales comprised of equipment sales and activation fees. In either case, distributors are engaged on a pre-pay basis and accounts will be settled in U.S. currency. In order to reduce our exposure to the possible legal complications of doing business in a number of foreign countries, we will require that each distributor establish, if they have not already, an operating subsidiary domiciled in United States.

         Once the distributor account is established, the distributor will make a deposit equal to the number of end users multiplied by the negotiated activation fee, monthly access fee, and a minimum estimation of the expected long distance charges to be incurred for the month per user. Additionally, distributors are expected to purchase the required equipment utilized by their end users to access our network. These devices, known as Internet Access Devices
(IADs) will be purchased directly from authorized manufacturers who have tested the devices on our network. Distributors will be responsible for the shipping, handling costs, taxes and import duties.

         Once the IAD units are received, distributors handle the distribution and are given access to our internally developed Account Management, Sales Support System, Billing Platform, and Provisioning tools. We collectively refer to this software suite as our Marketing Partners Support System which is described in greater detail later in this prospectus.

OUR SERVICES

         Following is a current menu of our services:

ANI RECOGNITION (PAINLESS - CORDLESS CALLING CARDS)

         ANI Callback Service - The ANI (Automatic Number Identification) Callback Service allows any phone user to make long-distance calls by calling our IP based telecommunication platform. The callback server does not pick up the initial call but it will determine the caller ID number, which will be used to trigger an immediate callback to the user. After the user answers, the callback server automatically dials the destination number and connects the calls.

         Prepaid Cellular LD with ANI Recognition - The ANI Service allows any cellular phone user to make local or long distance calls by calling our VoIP platform. The ANI server recognizes the caller's cell phone, verifies that it is a client, verifies for pre-paid availability and provides the end user with dial tone access to our VoIP network.

         Prepaid LD with ANI Recognition - The ANI Service allows any phone user to make long-distance calls by calling the platform. The ANI server recognizes the caller ID number, verifies that it is a client, verifies pre-paid availability and provides the end user with dial tone access to any public switched telephone network (PSTN) in the world via our VoIP network.

         Prepaid Cellular LD with SMS Callback - The SMS callback service allows GSM mobile phone users to initiate long-distance calls by sending a SMS (short message service) text message to one of our SMS callback modules which are equipped with a GSM modem. This allows a GSM user to use our service without an Internet connection or IAD. The SMS message contains the destination number that the user wishes to call. Once the callback server receives the message, it triggers a callback to the user's mobile phone or to any other number specified by the user. Once the user answers, the callback server automatically dials the destination number and connects both calls together.

         CALLING PLANS AND FEATURES

         We offer a variety of calling plans with monthly access fees ranging from $9.99 to $99.99. Our calling plans include Pay and Go, Local Freedom, North American Plan, World Plan and Premium Plan. All plans carry a one time activation fee of $29.99. The standard features for each plan include the following:

         o  Caller ID with name,

         o  Call detail records,

         o  Call waiting,

         o  End user interface,

         o  Free "In" calls,

         o  Find Me, Follow Me,

         o  International calling rates,

         o  Last number redial,

         o  Local and long distance call,

         o  Three-way calling, and

         o  Voice mail.

ENTERPRISE VPN SOLUTION

         Our Enterprise VPN (virtual private network) solution allows our agents and distributors to connect enterprise private branch exchanges (PBXs) to our network over dedicated private access lines or larger gateways. We offer a full suite of customer management tools that allows our distributors to provide business-class service to enterprise customers. All usage information is available online through easily customizable user interfaces and may be reported and tracked in real time for allocation of telephone costs. Paperless invoicing and self-provisioning, or programming, help to reduce transaction costs associated with customer acquisition and retention. Additionally, enterprise users can access all services, including third party applications, with one account number and system identity. This feature permits enterprise users to make calling card calls from outside the office, or from an IP phone in their home, with charges appearing on their office account as appropriate.

         We also offer a Virtual Hosted IP PBX solution which is a shared, network-based SIP (session initiation protocol) telephony service that provides enhanced IP communications features. This replaces the customer's PBX or key system with a network-based IP telephony service. The IP telephony service is utilized via SIP-based protocol, a phone that delivers the VoIP technology, which transforms traditional circuit switched platform into an IP telephony solution.

DISTRIBUTOR RELATIONSHIPS

         Our business model uses a team of established distributor partners and agents in our target market areas to reach our potential end users. This multi-channel marketing approach will utilize:

         o  Distributorships,

         o  Agent sales channels,

         o  Re-marketers,

         o  Direct sales,

         o  Corporate alliances, and

         o  ISP and cable companies.

         Through the use of multiple web sites and regional rate plans we will work with our in-country distribution partners to provide local points of presence (POP) that will permit local telephone and 800 numbers to be available for local and out of area marketing. Once our distributors have acquired customers for the VoIP offering, we believe they will be able to successfully market additional, high margin, products and services we may develop in the future for their customer base.

         We believe we offer distributor partners certain advantages, including:

         o Fast Time to Market - By taking advantage of our existing infrastructure and software solutions, a distributor's service can be up and running in days.

         o Operational Freedom - By outsourcing application management to us, distributors can focus on critical resources, revenue generation and business development functions.

         o Customization - Our distributors are able to customize our solutions to suit the needs of their end user client base.

         o 24/7 Access - Distributors or end users have access to applications via the Internet on a 24/7 basis. Unlike many of our competitors, our solutions allow the distributor complete control of their proprietary data stored on our network.

         o Managed Solutions - We retain full responsibility for maintenance of the network, new feature upgrades and bug fixes. We will work with our distributors to bring comprehensive communications solutions to their customers. We believe this will result in reduced customer turnover, increased average revenue per user, greater network efficiency and lower operating costs.

         o Private Label Solution - Our branded solutions offer distributors and agents the ability to build their own branded services in their territory. Our services are designed to be private labeled and can be customized to meet the distributor's "look and feel" in addition to business processes.

         We will enter into agreements with distributors on a non-exclusive basis. While we are in the process of finalizing the form of our distributor agreement, we anticipate that under the terms of the final form of agreement, each the distributor will be obligated as follows:

         o during the first 90 days of the agreement recruit sales agents and enroll and activate at least 250 end users for our services,

         o enroll and activate at least 100 end users per quarter after this initial 90-day period,

         o maintain at least 500 active customers at all times beginning one year after the effective date of the agreement,

         o  maintain an inventory of equipment of at least $10,000,

         o pay commissions on all equipment to sales agents in accordance with the commission schedule stipulated by us,

         o  develop and maintain a web page link to our web site,

         o  develop sales and marketing training for the sales agents,

         o provide technical support levels one and two to their customers, which are the less technical issues and the ones that occur more frequently,

         o  maintain and promote a sales channel within their distributorship,

         o  manage their network of clients and infrastructure of agents, and

         o  make all payments due us in U.S. dollars.

         Under the terms of the distributor agreement we will pay commissions to the distributors based upon the number of lines for each subscription maintained by each end user and the base pricing of the services for each subscription maintained. Commission rates, which are applicable only to active customer lines, will range from $1.75 per line per month to $3.25 per line per month determined by the base pricing per month. Distributors will also be paid a commission of $5.00 per activation fee on each line and receive a commission of 8% of the retail price for all long distance services. Distributors that sell at least 125 subscriptions during the first 90 days of the agreement will be eligible to receive the monthly residual commission.

         We market our company to potential distributors through various means of marketing, the most reliable of which is by phone and networking. Once initial discussions begin with a potential distributor, numerous potential objectives for distributor marketing programs are defined which include defining the distributorship to its employees, its customers, and its suppliers; providing opportunities to build customer relationships; educating customers and salespeople; supporting sales calls; protecting margins through differentiation of the distributor and its products.

OPERATIONS

         We manage our own IP network, which has been engineered to accommodate a scalable framework. We believe that this approach will enable our company to rapidly deploy additional enhanced Internet services and IP-based communications solutions.

         Our systems architecture is based upon open platforms. The open platforms allow us to create and deploy new services as they become available. By using this technology we can mix components from multiple equipment vendors without relying on the manufacturers as the only source for service enhancements. We also have the flexibility to add new services to our operating network without requiring changes to its overall infrastructure. This strategy reduces our research and development expenses so that our company is able to concentrate its resources on building its distribution network, supporting its marketing partners and ensuring end user satisfaction. The integrated IP communications infrastructure we have created consists of voice applications and servers for distributors and service providers. This infrastructure enables these distributors to deliver a broad set of differentiated, value-added Internet communications services ranging from media-oriented services such as voice mail, conferencing, and auto attendant, to personal calling functions such as selective call forwarding, simultaneous ring, and dial-by-name. Multiple tiers of intuitive, easy-to-use web interfaces are provided to simplify configuration and management of services for the end-user, group administrator, and service provider.

NETWORK PARTNERS

         We have secured contracts with several network partners, for network elements to support our backbone network and customer requirements. We believe that by selecting premier IP communications service providers our distributors and end users will benefit from increased quality and flexibility. The service terms of all these agreements are generally 12 months with an automatic month-to-month renewal thereafter, and some of the agreements contain early termination charges, both of which are customary conditions in the industry.

DATA CENTER

         Our primary switch and database is located in a tier-one telecom data center in New York City, with our backup switches and databases located at tier-one data centers in Los Angeles and London. The data centers contain multiple and diverse electrical power entry points with UPC backups. We believe this structure makes our network fully redundant and protected against disasters. We connect to eight of the 10 largest IP providers available worldwide and our switches and servers are simultaneously updated. We also have co-located servers in the NAP of the Americas, protecting the integrity of all of our processes, making our network fully redundant and able to function through most planned and unplanned situations with carrier grade quality and abilities.

MARKETING PARTNERS SUPPORT SYSTEM

         We have developed proprietary software, called the Marketing Partners Support System, The Marketing Partners Support System has the capacity to maintain the individual registration of all distributors and their respective end users. The software controls the levels of system access by user type, such as pertinent information regarding our distributors, order processing, purchase orders, addition and deletion of client specific information, commission payments to distributors and sales agents. Additionally, the software generates reports at the administrative, executive, sales and accounting levels and it updates, maintains and links together our soft switches, provisioning servers, carrier routes and billing platform.

         The system includes an end user interface, giving the client the ability to access a web page to verify all account related information. This web page works with our soft switches, biller and processors via XML (extensible markup language); providing account information, payment history, call detail records, voice mail settings, rates, ability to pre-pay accounts, add deposits, open trouble tickets when service is not properly functioning, chat with our technicians and get general on line assistance and instructions.

         We believe that the Marketing Partners Support System has the ability to make a key difference for our clients and partners and is the heart of our turnkey IP based communication solution.

COMPETITION

         The Internet communications marketplace is rapidly emerging and competitive. Primarily, competition is from the incumbent or legacy telecommunications companies, but other smaller IP based telecommunications providers are also entering the market space. These companies include regional bell operators, independent operators, cable companies, Vonage, 8x8 and inter exchange carriers such as AT&T, Sprint and Nextel among others. While some of these companies can be classified as our competitors, we believe our business model entails a number of features others overlook, such as concentrating on emerging international markets, pre-payment for all services, selling through distributors and distributor branding.

         Furthermore, we believe our competition has not devoted their resources and/or lack the foreign market relationships, to acquire end users in our target markets. We believe that our strategy of primarily utilizing distributors and agents, rather than a direct sales force, will enable our company to focus on supporting our distribution channels, maintaining premier transmission quality and rapidly adapting innovative new communications products and services to our target markets. We believe that this approach will enable us to provide a higher quality of service and gain an early to local market advantage.

         We recognize that a key driver in end user adoption of Internet communications services remains the ability to realize lower phone rates. Management believes it is critical to avail users of this benefit without sacrificing quality and ease of use, for example: avoiding the need to reconfigure their PC's or install new software on their computer in order to run new hardware. Further, bringing VoIP technology to the end user without the extra expense of software, allows us to realize a significant cost savings. Our target markets have unique usage patterns, such as international intense usage, and preferences for bundled services. Our bundled services can be tailored to effectively cater to each customer target. Many of our targeted markets face less IP and VoIP competition. We believe that the markets we have selected, due to their decreased competitiveness, and customer usage patterns, allows us the opportunity to benefit from higher margin revenues and margins which are less susceptible to price erosion.

         Most of our current and potential competitors, however, have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. As a result, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their competing products and services. There are no assurances that we will ever effectively compete in our industry.

GOVERNMENT REGULATION

         We are subject to potential adverse effects of regulation, which may have a material adverse impact on our competitive position, growth and financial performance.

         Our operations are subject to constantly changing regulation. There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us. As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provides our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Potential future regulatory, judicial, legislative, and government policy changes in jurisdictions where we operate could have a material adverse effect on us.

         Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance. Regulatory considerations that affect or limit our business include:

         o general uncertainty regarding the future regulatory classification of and taxation of VOIP telephony;

         o the ability to access broadband networks owned and operated by others;

         o if regulators decide that VOIP is a regulated telecommunications service,

         o our VOIP services may be subject to burdensome regulatory requirements and fees and we may be obligated to pay carriers additional interconnection fees and operating costs may increase; and

         o general changes in access charges and contribution payments could adversely affect our cost of providing services.

         Any adverse developments implicating the foregoing could materially adversely affect our business, financial condition, result of operations and prospects.

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

INTELLECTUAL PROPERTY

         Our success depends in part on our ability to protect our intellectual property. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use our intellectual property. We can give no assurance that our agreements with employees, consultants and others who participate in development activities will not be breached, or that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors.

         We may pursue the registration of certain of our trademarks and service marks in the United States, although we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could materially adversely affect our business financial condition and results of operations.

         We have also obtained the right to the Internet address www.IP1network.com. As with phone numbers, we do not have and cannot acquire any property rights in an Internet address. We do not expect to lose the ability to use the Internet address; however, there can be no assurance in this regard and the loss of this address could materially adversely affect our business financial condition and results of operations.

BUSINESS CONSULTANTS

         We are a party to several agreements with third party consultants relative to the ongoing business and operations of our company as follows:

         Database Engineering Consulting, Inc. In March 2005 IP1 entered into a three-year consulting agreement with Database Engineering Consulting, Inc. and Mr. Angel Prol wherein Database Engineering Consulting provides the services of Mr. Prol to us on an exclusive basis to serve as our System Administrator and to consult with us on a full time basis relating to VoIP and IP solutions. Under the terms of the agreement IP1 pays Database Engineering Consulting a monthly fee of $6,000 and it is entitled to bonuses upon meeting certain goals to be established. IP1 granted Database Engineering Consulting options to purchase 225,000 shares of IP1's common stock at an exercise price of $0.01 per share which vest immediately at such time as IP1's annual gross revenues equal at least $20 million. A pro rata number of options will vest at the end of the calendar year in which IP1 records gross revenues of at least $10 million. IP1 also agreed to provide Mr. Prol with medical and other insurance premiums. Database Engineering Consulting is responsible for all expenses incurred by it or Mr. Prol under the agreement. The agreement can be terminated for cause as defined in the agreement, and the agreement contains customary non-interference and confidentiality provisions. Subsequent to the agreement, Mr. Prol expanded his services to also consult with us in the capacity of Vice-President of Operations of IP1.

         UTEK Corporation. In June 2006 we entered into a one year agreement with UTEK Corporation under which it will identify technology acquisition opportunities for our company from research universities and government laboratories. As compensation for its services we issued UTEK 387,097 shares of our common stock valued at $143,226, with 1/12th of the shares vesting each month. If the agreement is terminated prior to the end of the term any unearned shares will be returned to us. Under the terms of the agreement if a technology is shown to us that we wish to acquire, UTEK will first seek to acquire the license to the technology through a subsidiary and then provide us with a term sheet outlining the consideration and terms of the proposed acquisition by us. If we accept the terms, we will acquire the subsidiary from UTEK in a share exchange agreement with a valuation based upon a markup to the value paid by UTEK as mutually agreed upon. We have agreed not to circumvent UTEK for a period of 24 months following the termination of the agreement relative to any technology developer presented to us by it. The agreement contains customary confidentiality and indemnification provisions.

         Investor Relations Services, Inc. Effective October 17, 2006 we entered into a one year agreement with Investor Relations Services, Inc. under which it will consult with us in a variety of areas including marketing, investor relations, strategic business planning and corporate development. We issued this company 2,000,000 shares of our common stock, valued at $100,000, as compensation for their services under this agreement. The agreement, which contains customary confidentiality , non-compete and indemnification provisions, may be renewed at our option upon written notice. Mr. Thomas M. Biggs, a member of our Board of Directors and Secretary of our company, is an employee of Investor Relations Services, Inc.

         SOS Resource Services, Inc. In August 2006 our IP1 subsidiary entered into a one year agreement with SOS Resource Services, Inc. to provide advice to IP1 as requested in areas related to competition within our market segment in our target markets and to bring corporate opportunities to us utilizing its business relationships. As compensation for its services we issued SOS Resource Services, Inc. 3,000,000 shares of our common stock valued at $600,000 SOS Resource Services is responsible for its expenses incurred in connection with providing the consulting services to IP1. The agreement contains customary confidentiality and non-compete provisions.

         Regency Capital, Inc. In October 2006 we entered into an one year agreement with Regency Capital, Inc. under which it will advise us in areas related to investor relations and business development. As consideration for its services we agreed to pay Regency Capital either $50,000 by March 15, 2007, or at our option, $6,250 per month beginning on March 15, 2007 through October 15, 2007, and we issued that firm 675,000 shares of our common stock valued at $33,750. The agreement contains customary confidentiality provisions.

EMPLOYEES

         We do not have any employees. As of September 30, 2006 we have engaged with 12 consultants, including Mr. Alvarez, our CEO, to provide us with the various services necessary to operate our business. We anticipate that these independent contractors will be hired by us as employees to provide administrative support as well as staff our sales and marketing division during the fourth quarter of fiscal 2006. Based upon our informal discussions with these individuals, we anticipate that we will be able to hire each of them at compensation which is substantially comparable to what is currently being paid in consulting fees. In addition, we anticipate that we will seek to expand our personnel base during the fourth quarter of fiscal 2006 through the hiring of approximately seven additional employees in areas such as sales and marketing. We do not anticipate that we will have any difficulty in filling these positions.

OUR HISTORY

         We were originally incorporated in 1966 under the name Dixie National Corporation. On August 13, 1996, we changed our name to Ethika Corporation, and on April 2, 2001, we changed our name to Tradequest International, Inc.

         Until the sale on October 2, 1995 of our 99.3% owned subsidiary, Dixie National Life Insurance Company, a Mississippi corporation organized in 1965, we were an insurance holding company primarily engaged in the life insurance business. From 1996 through 1998, through our wholly-owned subsidiaries, Compass Data Systems, Inc., a Utah corporation acquired on August 17, 1996, Legislative Information Systems, Inc., a Virginia corporation acquired on June 10, 1997, and Text Retrieval Systems, Inc., a Florida corporation acquired on April 2, 1996, we were primarily engaged in publishing electronic reference libraries that link related data sources for convenient access by personal computers. In 1998, we divested ourselves of our electronic publishing business unit, which was comprised of Text Retrieval Systems, Inc., Compass Data Systems, Inc., and Legislative Information Systems, Inc., and these businesses were either sold or closed.

         On April 2, 2001, we closed an Agreement and Plan of Reorganization with Tradequest, Inc., a Utah corporation headquartered in Salt Lake City, Utah. Tradequest was a developmental stage company engaged in the business of providing barter exchange services for consumers and businesses. As a result of the reorganization, we changed our name to Tradequest International, Inc. New management was also appointed with Dean Casutt as the new President and Chairman. Mr. Casutt was the president and principal stockholder of Tradequest, Inc., purportedly operating the barter exchange business, which was to be the new business of the registrant. However due to legal proceedings against Mr. Casutt, initially unrelated to us, Mr. Casutt never began operations of the barter exchange services as our subsidiary.

         On September 19, 2002, we entered into a settlement agreement with Randall K. Read, Dean Casutt, Dennis Neilsen and Dennis Brovarone. The settlement agreement provided for the dismissal of a legal action by Mr. Read against us, Mr. Casutt, Mr. Neilsen and Mr. Brovarone, the rescission of the April 2001 reorganization agreement between our company and Tradequest, Inc., the resignations of Mr. Casutt, Catherine Casutt and Larry Casutt from our board of directors, the appointment of Mr. Read, Karleen Read and Ashley Jorgensen to our board of directors; the cancellation of approximately 69,022 shares of common stock issued to Dean Casutt, Larry Casutt and Choice Holdings Inc. and the issuance of approximately 35,923 shares to Randall K. Read, an individual and our former controlling stockholder. Pursuant to the terms of the agreement, we issued an aggregate of approximately 619,669 shares of our common stock to Loyola Holdings, Inc. and Margot Hutchinson for a purchase price of U.S. $0.177515 per share, or an aggregate of $110,000.00. We issued approximately 309,835 shares to Loyola Holdings, Inc. and approximately 309,835 shares to Margot Hutchinson.

         On August 31, 2004, we entered into a Stock Purchase Agreement with Loyola Holdings, Inc., a Nevada corporation, Margot Hutchinson, an individual, and Randall K. Read, an individual and our former controlling stockholder. Pursuant to the terms of the agreement, we issued an aggregate of approximately 619,669 shares of our common stock to Loyola Holdings, Inc. and Margot Hutchinson for a purchase price of U.S. $0.177515 per share, or an aggregate of $110,000.

         As of the date of the agreement, we were authorized to issue 50,000,000 shares of common stock of which approximately 83,310 shares were issued and outstanding. The approximately 619,669 shares constituted approximately 80% of the issued and outstanding shares of our common stock. Accordingly, with the closing of the agreement, a change in control of our company had occurred.

         Pursuant to the agreement, we also entered into a Release and Indemnity Agreement with Randall K. Read whereby Mr. Read agreed to release and indemnify us against all claims Mr. Read may have against us. Mr. Read further agreed to indemnify us and hold us and the purchasers harmless in respect of any and all claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses that existed, or is based on any action or inaction that occurred, prior to August 31, 2004. In consideration for Mr. Read's release and indemnification, we agreed to pay Mr. Read cash in the amount of $102,500.00, assign him all right, title, and interest and royalty income from Text Retrieval Systems, Inc., pursuant to the sale of our former subsidiary in February, 1998, and issue him approximately 66,239 shares of our common stock. The royalty payment is on each subscription of Text Retrieval Systems, Inc.'s HR Comply product and will continue until such time as a total royalty of $1,500,000 has been paid. This agreement has been cancelled prior to our transaction with IP1.

         Under the terms of the agreement, Mr. Ash Mascarenhas was appointed as a director, President, Chief Financial Officer and Secretary of our company and Randall K. Read, Karleen Reed, and Ashley R. Jorgensen resigned as directors. Mr. Mascarenhas is the controlling stockholder of Loyola Holdings, Inc.

         In July 2005 our stockholders approved the reincorporation of our company from Mississippi to Nevada.

         On August 19, 2005, we acquired 100% of the outstanding common stock of IP1, a development stage Nevada corporation which has been incorporated in April 2004, pursuant to a securities purchase agreement and plan of reorganization. Under the plan of reorganization, we issued approximately 58,539,998 shares of our common stock to the stockholders of IP1 in exchange for 100% of the outstanding shares of common stock of IP1. Pursuant to the plan of reorganization, approximately 619,669 shares of our common stock held by Loyola Holdings, Inc., an entity controlled by Ash Mascarenhas our then President and sole director, and Lalita Janke, his mother, were cancelled. As a result of the transaction IP1 is a wholly-owned subsidiary of our company. For accounting purposes this transaction was accounted for as a reverse acquisition with IP1 treated as the accounting acquiror and the reported results of operations of our company after completion of the transaction will reflect the historical operations of IP1.

PROPERTY

         We lease office space which presently serves as our principal executive offices for $1,800 per month under an agreement terminating in January 2007. These temporary facilities are not adequate for our current needs and provide us with no ability to expand our sales, marketing or administrative staff. We intend to relocate our offices to more suitable facilities prior to the end of fiscal 2006. We do not anticipate any difficulties in securing adequate office space under terms which are acceptable to us.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceedings and, to our knowledge, none of our officers, directors or principal stockholders are party to any legal proceeding in which they have an interest adverse to us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     NAME            AGE     POSITION
-----------------    ---     ------------------------------
Luis Alvarez          47     Chairman of the Board and CEO
Frank J. Erbiti       45     President and COO
Vincent A. Landis     60     Director
Thomas M. Biggs       32     Director, Secretary

         LUIS ALVAREZ. Mr. Alvarez has been Chairman and CEO of our company since August 2005 and he was a founder and has served as President and CEO of IP1 since its inception in May 2004. . Prior to co-founding IP1, from 1998 to October 2003, Mr. Alvarez was the CEO and Chairman of Whitehall Enterprises, a publicly traded corporation (WTHL:PK). Mr. Alvarez took the company out of bankruptcy, including overseeing the filing of the plan of reorganization and arranging for the financing while in bankruptcy.. In 2003, Whitehall was forced into involuntary bankruptcy in the State of Arizona and its assets were sold. Prior to Whitehall Enterprises, from 1994 to 1998 Mr. Alvarez was the President and CEO of Sentrex Financial Consultants, a Miami based financial management firm. From 1990 to 1993, he was president of The Knight Corporation, a financial management firm. Mr. Alvarez founded Sentrex Security Systems, Inc., a Miami based security and investigations firm and alarm company. Sentrex became the largest regional security company in Miami and eventually was sold to Pinkerton in 1990 where Mr. Alvarez was employed as Vice President of Business Development until 1991 as part of a transition agreement. Prior to founding Sentrex Security Systems, Mr. Alvarez served as a police officer in the Miami Police Department from 1981 to 1985.

         FRANK J. ERBITI. Mr. Erbiti has served as our President and COO since our acquisition of IP1 in August 2005. Mr. Erbiti has served as IP1's President and COO in November 2004 and December 2004 and again from April 2005 until December 2005. He is an experienced telecommunications executive with over 24 years of service at AT&T, joining the company in June 1981. Mr. Erbiti held positions various positions with AT&T including Vice President Business Network Services Division (2001 through March 2003) and Regional Director Southeast USA region AT&T Alliance Channel (April 2003 through December 2004). Mr. Erbiti had full financial responsibilities, overseeing the technical, operational and sales efforts of these business units. He holds a BS degree in Information Management System and an MBA from Florida International University plus a post-graduate business degree from the London Business School in England.

         VINCENT A. LANDIS. Mr. Landis has been a member of our Board of Directors since August 2005. He also served our Executive Vice President Administration from our acquisition of IP1 in August 2005 to July 2006. Since July 2006 he has been the Chief of Police of the City of South Miami, Florida. In 2001 Mr. Landis retired as a Major from the City of Miami Police Department where he served for 34 years . During his tenure he brought advanced technological applications to the department, working with companies such as IBM, Unisys, AT&T, ExecuTrain, Bell South and others. While with the City of Miami Police Department, he was also responsible for the preparation, coordination and administration of multi-million dollar budgets, and bond issues. After leaving government service in 2001, from 2001 until 2003 Mr. Landis worked as the Chief Operating Officer of Alternative Lending Group a national mortgage company specializing in single family housing with eight brick and mortar locations nationwide. He graduated from St. Thomas University with a B.A. in Public Administration.

         THOMAS M. BIGGS. Mr. Biggs has served as Secretary and a member of our Board of Directors since our acquisition of IP1 in August 2005. Since August 2004 he has also served as a member of the Board of Directors of IP1. Since 1996 Mr. Biggs has been Public Relations Director with Investor Relations Services, Inc., an investor and media relations firm, and has over 10 years experience in providing public and investor relations services for publicly traded companies as well as advisory services for private companies on matters relating to fundraising and business model development.

DIRECTOR COMPENSATION

         Messrs. Alvarez, Landis and Biggs are the members of our Board of Directors. We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. The following table provides information concerning the compensation of Messrs. Landis and Biggs for their services as members of our Board of Directors for the fiscal year ended December 31, 2006. Mr. Alvarez did not receive any compensation specifically for his services as a director:

                                             DIRECTOR COMPENSATION
                     Fees                                              Non-Qualified
                     Earned                          Non-Equity        Deferred
                     or Paid    Stock      Option    Incentive Plan    Compensation     All Other
                     in Cash    Awards     Awards    Compensation      Earnings         Compensation    Total
Name                 ($)        ($)        ($)       ($)               ($)              ($)             ($)
(a)                  (b)        (c)        (d)       (e)               (f)              (g)             (h)
-----------------    -------    -------    ------    --------------    -------------    ------------    -------
Vincent A. Landis    0          100,000    0         0                 0                0               100,000
Thomas M. Biggs      0          125,000    0         0                 0                0               125,000

DIRECTOR INDEPENDENCE, COMMITTEES OF THE BOARD OF DIRECTORS

         None of the members of our Board of Directors are "independent" within the meaning of Marketplace Rule 4200 of the National Association of Securities Dealers, Inc. Our Board of Directors has not established any committees, including an Audit Committee, a Compensation Committee, a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Because we do not have any independent directors, our Board of Directors believes that the establishment of committees of the Board would not provide any benefits to our company and could be considered more form than substance.

         We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

         None of our directors is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B. In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:

         o understands generally accepted accounting principles and financial statements,

         o is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

         o has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

         o  understands internal controls over financial reporting, and

         o  understands audit committee functions.

         Since the reverse acquisition of our company by IP1 in August 2005 we have relied upon the personal relationships of our CEO to attract individuals to our Board of Directors. While we would prefer that one or more of our directors be an audit committee financial expert, the individuals whom we have been able to attract to our Board do not have professional backgrounds in finance or accounting. As with most small, early stage companies until such time our company further develops its business, achieves a stronger revenue base and has sufficient working capital to purchase directors and officers insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our Board of Directors to include one or more independent directors, we intend to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include "independent" directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

         In September 2006, we adopted a Code of Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A Code of Ethics is a written standard designed to deter wrongdoing and to promote:

         o  honest and ethical conduct,

         o full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

         o  compliance with applicable laws, rules and regulations,

         o  the prompt reporting violation of the code, and

         o  accountability for adherence to the Code.

         A copy of our Code of Ethics is filed as an exhibit to the registration statement of which this prospectus forms a part, and we will provide a copy, without charge, to any person desiring a copy of the Code of Ethics, by written request to us at our principal offices.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2006.

                                                    SUMMARY COMPENSATION TABLE
                                                                        Non-Equity        Nonqualified    All
Name and                                           Stock      Option    Incentive Plan    Deferred        Other
principal                      Salary     Bonus    Awards     Awards    Compensation      Compensation    Compensation    Total
position               Year    ($)        ($)      ($)        ($)       ($)               Earnings ($)    ($)             ($)
(a)                    (b)     (c)        (d)      (e)        (f)       (g)               (h)             (i)             (j)
-------------------    ----    -------    -----    -------    ------    --------------    ------------    ------------    -------
Luis Alvarez (1)       2006    114,750      0            0       0             0                0             1,000       115,750
                       2005     38,442      0            0       0             0                0                 0        38,442

Frank J. Erbiti (2)    2006          0      0      175,000       0             0                0                 0       175,000

Ash Mascarenhas (3)    2005          0      0            0       0             0                0                 0             0

(1) Mr. Alvarez has served as our President and Chief Executive Officer since August 2005.

(2) Mr. Erbiti has served as our President and Chief Operating Officer since August 2005.

(3) Mr. Mascarenhas served as our President from August 2004 until August 2005.

         We are not a party to an employment agreement with either Mr. Alvarez or Mr. Erbiti. Mr. Alvarez's compensation is paid to him in the form of a consulting fee. Mr. Erbiti was granted 3,500,000 shares of our common stock valued at $175,000 as compensation for his services. The amount of compensation paid to each of Mr. Alvarez and Mr. Erbiti was determined by our Board of Directors, of which Mr. Alvarez is a member. In addition, as set forth above in the table entitled "Director Compensation" Messrs. Landis and Biggs, members of our Board of Directors, also received shares of our common stock as compensation for their services to us. The amount of compensation was determined by our Board of Directors who have complete authority in determining the amount of compensation to be paid to our officers and directors. The amount of compensation paid to Mr. Alvarez reflected the relative size of our company and our limited cash resources. The amount of compensation paid in the form of stock to each of Messrs. Erbiti, Landis and Biggs reflects the restricted nature of the consideration. Our Board of Directors did not consult with any consultants or other third parties in determining the amount of compensation to be paid to any of these individuals.

EMPLOYMENT AGREEMENTS

         We are not presently a party to any employment agreements.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

         The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006:

                                         OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
                                         OPTION AWARDS                                            STOCK AWARDS
               ------------------------------------------------------------------   -----------------------------------------
                                                                                                                   Equity
                                                                                                                   Incentive
                                                                                             Market   Equity       Plan
                                                                                    Number   Value    Incentive    Awards:
                                                                                    of       of       Plan         Market or
                                             Equity                                 Shares   Shares   Awards:      Payout
                                             Incentive                              or       or       Number of    Value of
                                             Plan Awards:                           Units    Units    Unearned     Unearned
               Number of     Number of       Number of                              of       of       Shares,      Shares,
               Securities    Securities      Securities                             Stock    Stock    Units or     Units or
               Underlying    Underlying      Underlying                             That     That     Other        Other
               Unexercised   Unexercised     Unexercised    Option                  Have     Have     Rights       Rights
               Options       Options         Unearned       Exercise   Option       Not      Not      that Have    That Have
               (#)           (#)             Options        Price      Expiration   Vested   Vested   Not          Not
Name           Exercisable   Unexercisable   (#)            ($)        Date         (#)      ($)      Vested (#)   Vested (#)
(a)            (b)           (c)             (d)            (e)        (f)          (g)      (h)      (i)          (j)
------------   -----------   -------------   ------------   --------   ----------   ------   ------   ----------   ----------
Luis Alvarez   0             0               0              0          0            0        0        0            0

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

         o the officer or director conducted himself or herself in good faith;

         o his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         o in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

         Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons according to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 31, 2004, we entered into a Stock Purchase Agreement with Loyola Holdings, Inc., a Nevada corporation, Margot Hutchinson, an individual, and Randall K. Read, an individual and our former controlling stockholder. Pursuant to the terms of the agreement, we issued an aggregate of approximately 619,669 shares of our common stock to Loyola Holdings, Inc. and Margot Hutchinson for a purchase price of approximately $0.177515 per share, or an aggregate of $110,000.00. We issued approximately 309,835 shares to each of Loyola Holdings, Inc. and Margot Hutchinson.

         As of the date of the agreement, we were authorized to issue 50,000,000 shares of common stock of which approximately 83,310 shares were issued and outstanding. The approximately 619,669 shares constitute approximately 80% of the issued and outstanding shares of our common stock. Accordingly, with the closing of the agreement, a change in control of our company had occurred.

         Pursuant to the agreement, we also entered into a Release and Indemnity Agreement with Randall K. Read whereby Mr. Read agreed to release and indemnify us against all claims Mr. Read may have against us. Mr. Read further agreed to indemnify us and hold us and the purchasers harmless in respect of any and all claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses that existed, or is based on any action or inaction that occurred, prior to August 31, 2004. In consideration for Mr. Read's release and indemnification, we agreed to:

         o pay Mr. Read cash in the amount of $102,500.00,

         o assign to Mr. Read all right, title, and interest and royalty income from Text Retrieval Systems, Inc., pursuant to the sale of our former subsidiary in February, 1998, and

         o issue approximately 66,239 shares of our common stock to Mr. Read.

         The royalty payment is on each subscription of Text Retrieval Systems, Inc.'s HR Comply product and will continue until such time as a total royalty of $1,500,000 has been paid. This agreement was cancelled prior to the transaction with IP1.

         During the three months ended March 31, 2005, we issued convertible promissory notes to certain of our stockholders in the amounts of $2,761, due on demand. The promissory notes accrue interest at 12% per annum and are convertible at $0.09 per share. As of March 31, 2005 notes payable totaled $16,457 that includes interest of $436 and no conversions took place. As of March 31, 2005 we did not have enough authorized shares available in case of conversion of these notes. Until we have adequate shares available to convert the debt the debt cannot be converted. This obligation was satisfied prior to our transaction with IP1.

         We subleased our principal office space from an entity affiliated to one of our stockholders until August 2006. We incurred approximately $64,000 and $21,000 during fiscal 2005 and 2004, respectively. We paid the lessor $5,000 during fiscal 2005 and issued it 33,032 shares of our common stock valued at $5,000 during fiscal 2004. We incurred approximately $43,100 of rent expense during the nine month period ended September 30, 2006 and at September 30, 2006 we owed the lessor approximately $118,000 for accrued but unpaid rent expense.

         During June 2005, we issued a note payable to Arlington Investment Group, Inc., an entity owned by Vincent Landis, a member of our Board of Directors, for $200,000. The note, as extended, is due March 1, 2007. The note bears interest at 14% per annum with a premium payment of $200,000. The amount payable under the note amounts to approximately $411,000 at September 30, 2006.

         During fiscal 2005 Mr. Alvarez, our CEO, has advanced us approximately $8,500 for working capital. We have repaid $2,016 of that amount and at September 30, 2006 we owe him approximately $6,500. The advance does not pay interest and is due on demand.

         Effective October 17, 2006 we entered into a one year agreement with Investor Relations Services, Inc. under which it will consulting with us in a variety of areas including marketing, investor relations, strategic business planning and corporate development. We issued this company 2,000,000 shares of our common stock, valued at $100,000, as compensation for their services under this agreement. Mr. Thomas M. Biggs, a member of our Board of Directors and Secretary of our company, is an employee of Investor Relations Services, Inc.

         In October 2006, we issued 1,000,000 shares of our Series A Preferred Stock to Mr. Alvarez in consideration of his past services to us and his willingness to continue to participate in the management and day to day operations of our company. Each share of Series A Preferred Stock entitles Mr. Alvarez to 250 votes on any matter submitted to our stockholders which gives him voting control of our company. The shares are not convertible into our common stock or any other class of our securities. The shares were valued at $1,000 for accounting purposes.

         In October 2006 we issued shares of our common stock to three members of our management as compensation for their services. The issuances included 3,500,000 shares to Mr. Frank Erbiti, our President and COO, which were valued at $175,000, 2,500,000 shares to Mr. Thomas M. Biggs, a member of our Board of Directors and Secretary, which were valued at $125,000, and 2,000,000 shares to Mr. Vincent Landis, a member of our Board of Directors, which were valued at $100,000.

                             PRINCIPAL SHAREHOLDERS

         At December 31, 2006, there were 75,245,142 shares of our common stock and 1,000,000 shares of our Series A Preferred Stock issued and outstanding. Our common stock and Series A Preferred Stock are our only classes of our voting securities. Each share of common stock has one vote per share, and each share of Series A Preferred Stock has 250 votes per share, on all matters submitted to a vote of our stockholders. We previously issued 10,000,000 shares of common stock to Brickman Holdings Ltd. in exchange for various equipment and intellectual property rights. Inasmuch as the agreement to issue such shares by IP1 resulted from misleading and fraudulent misrepresentations by Brickman Holdings and its principal relative to the rights and assets that IP1 was purported to be receiving, we terminated the agreement due to a failure of consideration and fraudulent misrepresentations. We have reserved the right and will evaluate the possibility of commencing an action against Brickman Holdings and its principal at a future time if it is in our interests. We exclude the shares previously issued to Brickman Holdings from the amount of common shares issued and outstanding.

         The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

         o each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;

         o  each director;

         o  each executive officer; and

         o  all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 801 Brickell Bay Drive, Suite 1965, Miami, Florida 33131.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from December 31, 2006 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of December 31, 2006, have been exercised or converted. Unless otherwise noted, the address of each of these principal shareholders is our principal executive offices.

                               AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                               -----------------------------------------
                                                         SERIES A
                                  COMMON STOCK        PREFERRED STOCK
                               ------------------    ------------------
                                  # OF      % OF       # OF      % OF      % OF
NAME                             SHARES    CLASS      SHARES     CLASS     VOTE
---------------------------    ----------  ------    ---------   ------    -----

Luis Alvarez (2) ..........    12,000,000   16.0%    1,000,000    100%     80.6%
Frank J. Erbiti ...........     7,061,667    9.4%            0    n/a       2.2%
Vincent A. Landis .........     5,150,000    6.8%            0    n/a       1.6%
Thomas M. Biggs (3) .......     3,100,000    4.1%            0    n/a        *
All officers and
 directors as a group
(four persons) (2,3) ......    27,311,667   36.4%    1,000,000    100%     85.3%
Charles S. Arnold (4) .....     9,120,000   12.1%            0    n/a       2.8%

* represents less than 1%

(1) The inclusion of any shares as deemed beneficially owned does not constitute an admission of beneficial ownership by the named stockholder.

(2) The number of shares beneficially owned by Mr. Alvarez includes 2,000,000 shares of our common stock held by his minor children and 1,000,000 shares of our Series A Convertible Preferred Stock.

(3) The number of shares beneficially owned by Mr. Biggs excludes 3,000,000 shares of our common stock owned by his employer, Investor Relations Services, Inc. and 3,150,000 shares of our common stock owned by Summit Trading Limited, a company for which he serves as Secretary . He disclaims any beneficial ownership or voting or dispositive control over securities held by either Investor Relations Services, Inc. or Summit Trading Limited.

(4) The number of shares beneficially owned by Mr. Arnold includes 2,620,000, shares of our common stock owned of record by Summit Trading Limited and 6,500,000 shares owned by Mr. Arnold. Summit Trading Limited is a Bahamian holding company and is owned by the Weast Family Trust. The Weast Family Trust is a private irrevocable trust established for the benefit of Charles S. Arnold, Daisy Rodriguez, Stephanie Kaye and Tracia Fields. Charles S. Arnold is the settlor of the Weast Family Trust, but does not exercise voting control of the securities held by Summit. Mr. Arnold's interest in Summit Trading Limited would be approximately 80% of the value based upon current life tables. For purposes of this table after discounting shares for lack of voting control at 50%, the number of shares beneficially owned by Mr. Arnold includes 2,620,000, shares of our common stock owned of record by Summit Trading Limited. The remaining beneficiaries of the Weast Trust would beneficially the remaining 20% The natural person exercising voting control of the shares of common stock held by Summit Trading Limited is Aletha Green, President. The number of shares owned by Summit Trading Limited excludes300,000 shares of our common stock owned individually by Ms. Green and 1,000,000 shares owned individually by Ms. Rodriquez. Mr. Arnold's address is 520 Brickell Key Drive, Suite 1607, Miami, Florida 33131.

                            DESCRIPTION OF SECURITIES

         At December 31, 2006 our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 75,245,142 shares of common stock and 1,000,000 shares of Series A Preferred Stock are issued and outstanding as of December 31, 2006. As described elsewhere herein, we are in the process of filing a definitive Information Statement with the Securities and Exchange Commission to increase the amount of our authorized common stock to 500,000,000 shares. We anticipate that action will become effective in February 2007.

COMMON STOCK

         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         Our Board of Directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

         The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

         SERIES A PREFERRED STOCK

         In October 2006 our Board of Directors created a series of 1,000,000 shares of preferred stock, designated as Series A Preferred Stock. These shares are held by Luis Alvarez, our CEO and Chairman and have following rights and preferences:

         o each share has a liquidation preference of $0.001 per share which equals the par value of the shares,

         o  the shares are not convertible into any other security,

         o each share entitles the holder to 250 votes at any meeting of our stockholders and such shares will vote together with our common stockholders,

         o  the shares are not subject to redemption, and

         o so long as the shares are outstanding we have agreed not to alter or change the rights of the security in a manner which would adversely affect the Series A Preferred Stock, create a new class of preferred stock having preference over the Series A Preferred Stock, or take any action which would result in the taxation of the holder under
            Section 305 of the Internal Revenue Code.

CALLABLE 6% SECURED CONVERTIBLE NOTES

         As described earlier in this prospectus under "Management's Discussion and Analysis or Plan of Operation - Recent Capital Raising Transaction" in August 2006 we completed a financing of our callable 6% secured convertible notes. At the initial closing $500,000 principal amount of notes were issued and paid for. The note holders will purchase an additional $500,000 principal amount of notes within three days from the date we file the registration statement of which this prospectus is a part, and within three days of the date the Securities and Exchange Commission declares the registration statement effective the note holders will purchase an additional $500,000 principal amount of notes. Except for the issuance date, the notes are identical. The notes provide:

         o the maturity date is August 29, 2009,

         o the interest rate is 6% per annum, payable quarterly. No interest if due for any month in which the trading price of our common stock is greater than $0.125 for each trading day of the month. The interest rate increases to 15% per annum in the event the principal amount of the note or any accrued interest is not paid when due or there is otherwise an event of default under the note,

         o the principal and accrued interest under the note are convertible at the holder's option into shares of our common stock at a variable price equal to 50% of the average of the lowest three trading prices for our common stock as reported on the OTCBB during the 20 trading day period ending one trading day prior to the date the conversion notice is sent to us by the note holder (the "Trading Price"). While the notes are outstanding if we should issue or sell shares of our common stock for no consideration or for a consideration price per share less than the then variable conversion price, the variable conversion price will be adjusted to this lower price, and

         o the ability of the note holders to convert the notes is limited in that no note holder has the right to convert its callable 6% secured convertible note if by virtue of such conversion the holder and its affiliates would become the beneficial owner of than 4.99% of our common stock or during any month immediately succeeding a determination date on which a note holder exercises its prepayment option. The note holders have also contractually agreed to limit each conversion to more than the greater of $80,000 per calendar month or the average daily dollar volume calculated during the 10 business days prior to a conversion.

         The notes are secured by a security interest in all of our assets including our intellectual property. The notes also contain certain restrictive covenants which provide that so long as the notes are outstanding we are prohibited from taking certain actions without the consent of the note holders including:

         o declaring or paying dividends, or making any distribution to our stockholders,

         o redeeming or repurchasing any shares of our capital stock, or any warrants, rights or options to purchase shares of our capital stock,

         o borrowing any money except for indebtedness to trade creditors or borrowings for which the proceeds will be used to satisfy the notes,

         o selling, leasing or disposing of any significant portion of our assets,

         o  lending money in excess of $50,000, and

         o  guaranteeing any liabilities for any third party.

         If we should default under the terms of the notes, at the option of the holders of a majority of the notes the notes become immediately due and we are required to repay the greater of:

         o 140% times the sum of the outstanding note plus accrued but unpaid interest and any other amounts we may owe the holders, or

         o the parity value of the default amount which means the highest number of shares of our common stock issuable upon conversion of the note multiplied by the highest closing price of our common stock during the period following the event of default.

         Provided that we are not in default under the terms of the notes, we have a sufficient number of authorized shares of common stock and our common stock is trading at or below $0.20, upon 10 days notice we have the right to prepay the notes, including accrued interest, in cash equal to either:

         o 120% for prepayments occurring within 30 days of issuance date of the notes,

         o 130% for prepayments between 31 and 60 days after the issue date of the notes, or

         o 140% for prepayments occurring after the 60th day following the issue date.

COMMON STOCK PURCHASE WARRANTS

         At December 31, 2006 we had outstanding a common stock purchase warrants to purchase an aggregate of 22,375,000 shares of our common stock as follows:

Warrants issued with the Callable 6% secured convertible notes

         We issued the holders of the callable 6% secured convertible notes seven year common stock purchase warrants to purchase an aggregate of 10,000,000 shares of our common stock at an exercise price of $0.40 per share. The number of shares underlying the warrants and the exercise price of the warrants is subject to adjustment in the event of stock splits, dividends and similar corporate events. The warrants also contain a "ratchet" provision which provides that if we should issue or sell shares of our common stock, including rights or options to purchase shares of our common stock or other securities which are convertible into shares of our common stock, for no consideration or for a consideration price per share less than the then exercise price, the exercise price of the warrants will be adjusted to a lower price.

         If the resale of the share of common stock underlying the warrants is not covered by an effective registration statement, the warrants are exercisable on a "cashless" basis which means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The ability of the holders to exercise the warrants is limited in that no holder has the right to exercise its warrant if by virtue of such exercise the holder and its affiliates would become the beneficial owner of than 4.9% of our common stock.

Other outstanding common stock purchase warrants

         We have outstanding warrants to purchase an aggregate of 12,375,000 shares of our common stock at exercise prices ranging from $0.001 to $1.50 per share and expiring between January 2007 and December 2008. Included in these outstanding warrants are warrants to purchase 35,000 shares of our common stock at an exercise price of $1.00 per share expiring in April 2009 which contain a cashless exercise feature.

TRANSFER AGENT

         Our transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, telephone 303-282-4800.

                            SELLING SECURITY HOLDERS

THE SELLING SECURITY HOLDERS

         This prospectus covers the resale by the selling security holders of an aggregate of 13,468,447 shares of our common stock issuable upon the conversion of the callable 6% secured convertible notes.

         The following table sets forth

         o  the name of each selling security holder,

         o  the number of shares owned, and

         o the number of shares being registered for resale by each selling security holder.

         At December 31, 2006 there were 75,245,142 shares of our common stock issued and outstanding. The information presented herein is derived from a record list of our shareholders and warrant holders. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

         Included in the shares being offered by the selling security holders are an aggregate of 13,468,447 shares of our common stock which we may issue upon the conversion of the callable 6% secured convertible notes. These notes have a variable conversion price as described earlier in this prospectus under "Description of Securities - Callable 6% secured convertible notes." If the notes were to be converted on November 13, 2006, based upon the terms of the notes the conversion price would be $0.02 per share which would result in the issuance of 75,000,000 shares of our common stock. We have utilized this conversion price for the purposes of determining the number of shares underlying the callable 6% secured convertible notes in the following table. The actual number of shares we may issue may be different depending on the market price of our common stock in future periods. If the number of shares we issue upon the conversion of all of the callable 6% secured convertible notes is less than the number of shares we have included in the registration statement of which this prospectus is a part, following the last conversion, we will file a post-effective amendment to the registration statement to deregister any shares which are no longer issuable upon conversion of the callable 6% secured convertible notes. If, however, the number of shares we are required to issue upon conversion of the callable 6% secured convertible notes is greater than the number of shares we have included in the registration statement of which this prospectus is a part we will be required to file another registration statement with the Securities and Exchange Commission to register such additional shares.

                                                             Shares to
                           Number of  % owned     Shares     be owned   % owned
Name of selling             shares     before     to be        after      after
security holder             owned     offering   offered     offering   offering
------------------------  ----------  --------  ----------   ---------  --------
New Millennium Capital
 Partners II, LLC (1) ..   1,020,000    1.3%       161,621     858,379    1.1%
AJW Qualified Partners,
 LLC (2) ...............   4,895,156    4.9%     3,892,381   4,704,429    4.9%
AJW Partners, LLC (3) ..   4,074,357    4.9%     1,252,566   4,012,981    4.9%
AJW Offshore, Ltd. (4) .   6,211,002    4.9%     8,161,879   5,810,580    4.9%
                                                ----------
         Total .........                        13,468,447
                                                ==========

* represents less than 1%

(1) New Millennium Capital Partners II, LLC holds or will hold callable 6% secured convertible notes in the aggregate principal amount of $18,000 and common stock purchase warrants exercisable at $0.40 per share into 120,000 shares of our common stock. The number of shares offered includes 161,621 shares issuable upon conversion of the notes. The callable 6% secured convertible notes are not convertible to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the conversion of the notes would result in the beneficial ownership by holder or its affiliates of more than 4.99% of our then outstanding common stock. The common stock purchase warrants are not exercisable to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder or its affiliates of more than 4.9% of our then outstanding common stock. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over our securities owned by New Millennium Capital Partners II, LLC.

(2) AJW Qualified Partners, LLC holds or will hold callable 6% secured convertible notes in the aggregate principal amount of $433,500 and common stock purchase warrants exercisable at $0.40 per share into 2,890,000 shares of our common stock. The number of shares offered includes 3,892,381 shares issuable upon conversion of the notes. The callable 6% secured convertible notes are not convertible to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the conversion of the notes would result in the beneficial ownership by holder or its affiliates of more than 4.99% of our then outstanding common stock. The common stock purchase warrants are not exercisable to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder or its affiliates of more than 4.9% of our then outstanding common stock. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by MW Manager, LLC. MW Manager, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over our securities owned by AJW Qualified Partners, LLC.

(3) AJW Partners, LLC holds or will hold callable 6% secured convertible notes in the aggregate principal amount of $139,500 and common stock purchase warrants exercisable at $0.40 per share into 930,000 shares of our common stock. The number of shares offered includes 1,252,566 shares issuable upon conversion of the notes. The callable 6% secured convertible notes are not convertible to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the conversion of the notes would result in the beneficial ownership by holder or its affiliates of more than 4.99% of our then outstanding common stock. The common stock purchase warrants are not exercisable to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder or its affiliates of more than 4.9% of our then outstanding common stock. AJW Partners, LLC. is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over our securities owned by AJW Partners, LLC.

(4) AJW Offshore, Ltd. holds or will hold callable 6% secured convertible notes in the aggregate principal amount of $909,000 and common stock purchase warrants exercisable at $0.40 per share into 6,060,000 shares of our common stock. The number of shares offered includes 8,161,879 shares issuable upon conversion of the notes. The callable 6% secured convertible notes are not convertible to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the conversion of the notes would result in the beneficial ownership by holder or its affiliates of more than 4.99% of our then outstanding common stock. The common stock purchase warrants are not exercisable to the extent that the number of shares of our common stock beneficially owned by the holder and the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder or its affiliates of more than 4.9% of our then outstanding common stock. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over our securities owned by AJW Offshore, Ltd.

         None of the selling security holders are broker-dealers or affiliates of broker-dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o  privately negotiated transactions;

      o  settlement of short sales;

      o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

      o  a combination of any such methods of sale; or

      o  any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares, commissions as described above. In the event that shares are resold to any broker-dealer, as principal, who is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part, identifying the broker-dealer(s), providing required information relating to the plan of distribution and filing any agreement(s) with such broker-dealer(s) as an exhibit. The involvement of a broker-dealer as an underwriter in the offering will require prior clearance of the terms of underwriting compensation and arrangements from the Corporate Finance Department of the National Association of Securities Dealers, Inc.

         The selling security holder and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with the sales.

         The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.

         The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors-in-interest that intend to offer common stock through this prospectus.

         We have been advised by the selling security holders that it is unknown at this time if they will immediately sell the shares of our common stock which may be acquired upon any conversion of the callable 6% secured convertible notes. As set forth elsewhere herein, the conversion of the callable 6% secured convertible notes by the holders is limited to the 4.99% cap on beneficial ownership by the holder or its affiliates. The timing of any sales by the selling security holders will depend on current market conditions, including the trading price of our common stock and its liquidity, and the level of their holdings in our company, which make it unlikely that they will be in a position or would sell more than a limited number of shares in any constricted period of time. We have been further advised by the selling security holders that they will not enter into any sale or derivative transactions involving our common stock following a notice of conversion of the callable 6% secured convertible notes but prior to receipt of the shares from us.

SPECIAL CONSIDERATIONS RELATED TO PENNY STOCK RULES

         Shares of our common stock may be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges provided that current price and volume information with respect to transactions in those securities is provided by the exchange). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which contains the following:

      o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

      o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to these duties or other requirements of securities laws;

      o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;

      o  a toll-free telephone number for inquiries on disciplinary actions;

      o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

      o  other information as the SEC may require by rule or regulation.

         Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer the following:

      o  the bid and offer quotations for the penny stock;

      o the compensation of the broker-dealer and its salesperson in the transaction;

      o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

      o monthly account statements showing the market value of each penny stock held in the customer's account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock may be subject to the penny stock rules.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of December 31, 2006, we had 75,245,142 shares of common stock issued and outstanding. Of the issued and outstanding shares, approximately 9,660,000 shares of our common stock are "restricted securities". In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three-month period, up to one percent of our then outstanding common stock. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

                                     EXPERTS

         The financial statements of Incomm Holdings Corp. as of March 31, 2005 and for the period from inception (April 6, 2004) to March 31, 2005 included in this prospectus have been audited by Rodriguez, Trueba, & Co., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

         The consolidated financial statements as of and for the nine months ended December 31, 2005 of Tradequest International, Inc. and subsidiaries and included in this prospectus have been audited by Webb & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

         We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

                  Public Reference Room Office
                  100 F Street, N.E.
                  Room 1580
                  Washington, D.C. 20549

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

                  TRADEQUEST INTERNATIONAL, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2006
                                   (Unaudited)

                                     ASSETS
Current Assets:
  Cash ..........................................................   $   177,965

  Property and equipment, net of accumulated
   depreciation of $11,707 ......................................        18,534
  Deferred financing fees, net of accumulated
   amortization of $4,306 .......................................       150,694
  Security deposits .............................................         6,500
                                                                    -----------

     Total assets ...............................................   $   353,693
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable and accrued expenses .........................   $    44,612
  Due to stockholder ............................................   $   118,350
  Deferred revenues .............................................         7,382
  Due to chief executive officer ................................         6,484
  Derivative liabilities ........................................     2,092,886
  Note payable to related party and accrued interest ............       410,567
  Convertible promissory notes, net of discount
   of $486,111 ..................................................        98,827
  Notes payable and accrued interest ............................       650,220
                                                                    -----------

     Total current liabilities ..................................     3,429,328

Stockholders' Deficit:
  Preferred stock; $0.001 par value, 10,000,000
   shares authorized, none issued and outstanding ...............             -
  Common stock; $.001 par value, 100,000,000 shares
   authorized, 62,005,115 issued and outstanding ................        62,005
  Additional paid-in capital ....................................     7,222,488
  Deferred compensation .........................................      (634,256)
  Accumulated deficit ...........................................    (9,725,872)
                                                                    -----------

     Total stockholders' deficit ................................    (3,075,635)
                                                                    -----------

     Total liabilities and stockholders' deficit ................   $   353,693
                                                                    ===========

                       See Notes to Financial Statements.

                              TRADEQUEST INTERNATIONAL, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENT OF OPERATIONS
                                               (Unaudited)
                                       For the nine-month period       For the nine-month period
                                          ended September 30,              ended September 30,
                                         2006             2005            2006             2005
                                      ------------    ------------    ------------    ------------
Revenues ..........................   $     24,337    $      1,839    $     14,021    $      1,839

Cost of revenues ..................         40,975          37,980          20,088          14,510
                                      ------------    ------------    ------------    ------------

Gross profit: .....................        (16,638)        (36,141)         (6,067)        (12,671)

Operating expenses:
  Sales, general and administrative        592,432       1,340,245         271,059       1,158,631
  Sales, general and
   administrative-related party ...         43,100          48,150          11,000          16,050
                                      ------------    ------------    ------------    ------------
     Total operating expenses .....        635,532       1,388,395         282,059       1,174,681
                                      ------------    ------------    ------------    ------------

     Operating loss ...............       (652,170)     (1,424,536)       (288,126)     (1,187,352)
                                      ------------    ------------    ------------    ------------

Other income (expenses):
Other income-derivatives ..........      9,329,695               -         658,897               -
Other expense-derivatives .........     (2,202,750)              -      (2,202,750)              -
Interest expense-related party ....        (21,000)       (107,545)         (7,000)       (107,545)
Interest expense ..................       (456,442)        (62,556)       (189,020)        (18,326)
                                      ------------    ------------    ------------    ------------

Net income (loss) .................   $  5,997,333    $ (1,487,092)   $ (2,027,999)   $ (1,205,678)
                                      ============    ============    ============    ============

Basic income (loss) per share .....   $       0.10    $      (0.04)   $      (0.03)   $      (0.02)
                                      ============    ============    ============    ============

Diluted income (loss) per share ...   $      (0.02)   $      (0.04)   $      (0.03)   $      (0.02)
                                      ============    ============    ============    ============

Basic weighted average shares
 outstanding ......................     57,890,798      39,096,676      59,342,886      54,960,426
                                      ============    ============    ============    ============

Diluted weighted average shares
 outstanding ......................     57,890,798      39,096,676      59,342,886      54,960,426
                                      ============    ============    ============    ============

                             See Notes to Unaudited Financial Statements.

                                                  F-2

                         TRADEQUEST INTERNATIONAL, INC. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (Unaudited)
                                                             For the month-month period
                                                                 ended September 30,
                                                                 2006           2005
                                                             -----------    -----------
Cash flows from operating activities:
Net income (loss) ........................................   $ 5,997,333    $(1,487,092)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
  Amortization of debt discount ..........................       142,748         27,334
  Amortization of deferred compensation ..................       108,970         19,770
  Amortization of deferred financing costs ...............         4,306              -
  Fair value of derivative liabilities at date of
   issuance, in excess of debt discount ..................     2,202,750              -
  Decrease in fair value of derivative liabilities .......    (9,329,695)             -
  Fair value of shares of common stock issued in
   satisfaction of interest on note payable ..............       207,801              -
  Fair value of shares issued pursuant to
   recapitalization ......................................             -        997,733
  Write-off of deferred financing fees ...................        10,000              -
  Depreciation ...........................................         6,828          2,398
Changes in operating assets and liabilities
  Accounts receivable ....................................           (48)        35,245
  Security deposits ......................................             -         (3,500)
  Accounts payable to related party ......................        43,100         43,105
  Due to Chief executive officer .........................             -          6,484
  Deferred revenues ......................................         4,882              -
  Accounts payable and accrued expenses ..................         4,028         12,710
  Accrued interest on promissory notes-related party .....             -        107,545
  Accrued interest and premiums on promissory notes ......        65,688         23,478
                                                             -----------    -----------

Net cash used in operating activities ....................      (531,309)      (214,790)

Cash flows from investing activity:
  Purchase of property and equipment .....................          (470)       (20,392)
                                                             -----------    -----------
Net cash used in financing activities ....................          (470)       (20,392)

Cash flows from financing activities:
  Proceeds from issuance of convertible promissory notes .       575,000        110,000
  Proceeds from issuance of promissory notes .............       310,000        400,000
  Principal repayments of promissory notes ...............       (60,000)        (5,255)
  Proceeds from issuance of shares of common stock .......             -              -
  Payment of deferred financing costs ....................      (105,000)             -
  Use of bank overdraft ..................................       (10,256)             -
                                                             -----------    -----------

Net cash provided by financing activities ................       709,744        504,745

(Decrease) increase in cash ..............................       177,965        269,563

Cash, beginning of period ................................             -            699
                                                             -----------    -----------

Cash, end of period ......................................   $   177,965    $   270,262
                                                             ===========    ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest ...............   $    56,897    $         -
                                                             ===========    ===========

  Cash paid during the period for taxes ..................   $         -    $         -
                                                             ===========    ===========

Supplemental schedule of non-cash financing and investing activities:

Fair value of embedded conversion features and
 freestanding warrants and corresponding increase in
 debt discount ...........................................   $   607,250    $    27,500
                                                             ===========    ===========

Liabilities assumed upon merger ..........................   $         -    $    25,130
                                                             ===========    ===========

Reclassification of contracts from liability to equity ...   $ 4,858,184    $         -
                                                             ===========    ===========
Fair value of freestanding warrants and corresponding
 increase in deferred financing fees .....................   $    50,000    $         -
                                                             ===========    ===========

                      See Notes to Unaudited Financial Statements.

                                           F-3

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
------------

The Company was incorporated under the laws of the State of Mississippi on August 8, 1966 and it was reincorporated in Nevada on August 17, 2005. During August 2005, the Company acquired IP1 Network Corporation, formerly known as InComm Holdings Corp. ("IP1"). The Company is an Internet communications provider offering worldwide Voice over Internet Protocol and other services to small and medium size businesses and individuals. The initial marketing programs are aimed at the Latin American market. The Company's operations are located in South Florida.

The acquisition of IPI was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as if IPI was the acquiror. The results of operations discussed below represent the operations of IPI through September 30, 2006. The results of operations subsequent to August 19, 2005 reflect the consolidated operations of IPI and the Company. We have retroactively restated our net loss per share and the stockholders' deficit section of our balance sheet to reflect the reverse acquisition.

Going Concern
-------------

The accompanying financial statements have been prepared on a going concern basis. The Company has generated minimal revenue since its inception and has incurred net losses of approximately $9.7 million. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to continue to provide for its capital requirements by issuing additional equity securities and debt. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Basis of Presentation
---------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form l0-QSB and Article 10 of Regulation S-B. Accordingly, they do not include all the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes as of and for the nine-month period ended December 31, 2005, included in the Annual Report filed on Form l0-KSB.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

In the opinion of the management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of September 30, 2006, and the results of operations and cash flows for the nine-month period ending September 30, 2006 have been included. The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report filed on Form 10-KSB as filed with the Securities and Exchange Commission for the nine-month period ended December 31, 2005.

Concentration of Credit Risks
-----------------------------

The Company is subject to concentrations of credit risk primarily from cash. During the nine-month period ended September 30, 2006, the Company reached bank balances exceeding the FDIC insurance limit. At September 30, 2006, the amount in excess of FDIC insurance was approximately $78,000. The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions.

Product Concentration
---------------------

The Company earns all of its revenues from providing worldwide Voice over Internet Protocol and other services to small and medium size businesses and individuals.

Customer Concentration
----------------------

None of the Company's clients accounted for more than 10% of its revenues during the nine-month ended September 30, 2006.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments
-----------------------------------

The carrying value of cash, accounts payable and accrued expenses, notes payables and convertible promissory notes approximate their fair value due to their short-term maturities. The carrying value of the derivative liabilities is based on its fair value.

Income Taxes
------------

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

Use of Estimates
----------------

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the realization of receivables, the valuation of stock-based compensation, and the recoverability of long-lived assets. Actual results will differ from these estimates.

Earnings per Share
------------------

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the reverse treasury stock method). The outstanding options, warrants and shares equivalent issuable pursuant to the convertible promissory notes amounted to 40,805,714 and 19,035,476 at September 30, 2006 and 2005, respectively. The outstanding options, warrants and shares equivalent issuable pursuant to convertible debt at September 30, 2006 and September 30, 2005 are excluded from the loss per share computation for that period due to their antidilutive effect.

The following sets forth the computation of basic and diluted earnings per share:

                                                      Nine-month period ended         Three-month period ended
                                                            September 30,                   September 30,
                                                        2006            2005            2006            2005
                                                    ------------    ------------    ------------    ------------
Numerator:
Net income (loss) ...............................   $  5,997,333    $ (1,487,092)   $ (2,027,999)   $ (1,205,678)
Other income, net-derivatives ...................     (7,126,945)              -               -               -
                                                    ------------    ------------    ------------    ------------
Numerator for diluted earnings per share ........   $ (1,129,612)   $ (1,487,092)   $ (2,027,999)   $ (1,205,678)
                                                    ============    ============    ============    ============

Denominator:
Denominator for basic and diluted earnings per
share-weighted average shares outstanding
                                                      57,890,798      39,096,676      59,342,886      54,960,426

Basic earnings (loss) per share .................   $       0.10    $      (0.04)   $      (0.03)   $      (0.02)
                                                    ============    ============    ============    ============
Diluted earnings (loss) per share ...............   $      (0.02)   $      (0.04)   $      (0.03)   $      (0.02)
                                                    ============    ============    ============    ============
Anti-dilutive weighted-average shares ...........     18,238,829       6,003,294      19,160,833      14,814,643
                                                    ============    ============    ============    ============

                         TRADEQUEST INTERNATIONAL, INC
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Stock Splits
------------

The Company's board of directors declared the following reverse split of the Company's common stock:

         October 11, 2005 ...........  65 for 1

The basic and diluted earnings per share have been adjusted retroactively to give effect to this stock spilt.

Revenue Recognition
-------------------

Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition".

The Company generally invoices its customers upon ordering. Revenues from the sale of phone equipment are recognized upon shipment by the reseller to the end-user. Revenues from the Internet communications services are in the period such services are used by the end-user. The invoices are based on specific list prices for phone equipment and per minute rates for Internet communications services. The Company adjusts its product prices and services rates based on volume of services and marketing promotion programs. All adjustments are recorded at the time the services are rendered.

Segment reporting
-----------------

The Company operates in one segment, Internet communications. The Company's chief operating decision-maker evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company's statement of operations.

Derivative Liabilities
----------------------

The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities is recognized as other expense or other income, respectively. The reclassification of a contract is reassessed at each balance sheet date. If a contract is reclassified from permanent equity to an asset or a liability, the change in the fair value of the contract during the period the contract was classified as equity is accounted for as an adjustment to equity. If a contract is reclassified from an asset or liability to equity, gains or losses recorded to account for the contract at fair value during the period that contract was classified as an asset or a liability are not reversed and are accounted for as an adjustment to equity.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

In June 2005, the Financial Accounting Standard Board issued EITF 05-04. EITF 05-04 addresses the question as to whether liquidated damages pursuant to a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this matter and allows for the treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of September 30, 2006, the FASB still has not rescheduled EITF 05-04 for further discussion.

In connection with the issuance of a convertible promissory notes and related warrants, we granted liquidated damages pursuant to a separate registration right agreement. The Company adopted View C of EITF 05-04. Accordingly, the liquidated damages pursuant to this registration right agreement were evaluated as a stand alone financial instrument. This treatment did not have a significant different effect than if the Company would have adopted View A or B, because the classification of the warrants and certain embedded features of the convertible debentures were classified as derivative liabilities. The Company believes that should the FASB staff reach a consensus on EITF 05-04 and select combined treatment (View A or B), the embedded conversion features and the warrants will have to be evaluated as a combined unit with the liquidated damages pursuant to the registration rights agreement, and accordingly, be evaluated as derivative liabilities. The Company does not believe that its measurement of the derivative liabilities under View A or View B would significantly differ from its measurement of the derivative liabilities under View C in these circumstances.

Property and Equipment
----------------------

Computer and office equipment are stated at cost, and is depreciated over their estimated useful life, using the straight-line method, which is three years.

Share Based Payments
--------------------

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or "SAB 107". SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

The Company applies this statement prospectively. Performance or service conditions that affect vesting are not reflected in estimating the fair value of an award at the grant date because those conditions are restrictions that stem from the possible forfeiture of instruments to which the option holder has not yet earned the right.

During July 2005, the Company issued 2,610,000 options to a consultant of the Corporation, with an exercise price of $0.01. Such options are not vested or exercisable at September 30, 2006. There is no expiration date on the options. The options vest in the year in which the Company achieves $20 million in revenues, and a prorata portion of the options would vest in the year in which the Company achieves $10 million in revenues. Accordingly, no compensation cost associated with the options is recognized during the nine-month period ended September 30, 2006.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company subleased space used for its headquarters' and operational activities from an entity affiliated to one of its stockholders. The sublease provided for monthly payments of approximately $5,000. The Company incurred approximately $43,000 and $43,000 during the nine-month period ended September 30, 2006 and 2005, respectively. During August 2006, the related party relinquished all its rights under the sublease at the condition that the Company vacated the premises by August 31, 2006, which it did. The Company owes approximately $118,000 at September 30, 2006.

During June 2005, the Company issued a $200,000 note payable an entity wholly-owned by one of its executive officers. The note is secured by substantially all assets of the Company. The note bears interest at 14% per annum and includes a repayment premium of $200,000 at December 15, 2005. The note, including accrued interest and premium initially matured on December 15, 2005 and was extended to November 15, 2006. The Company recognized approximately $21,000 of interest expense in connection with this note during the nine-month period ended September 30, 2006. The amount payable under the note amounts to approximately $411,000 at September 30, 2006. The Company paid approximately $21,000 of interest expense during the nine-month period ended September 30, 2006.

NOTE 3 - DUE TO CHIEF EXECUTIVE OFFICER

The Company owes its chief executive officer approximately $6,500 at September 30, 2006. The advance does not bear interest and is payable on demand.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 4 - DERIVATIVE LIABILITIES

MARCH 2005 TRANSACTION

During March 2005, the Company issued a convertible promissory note. The lender has the option to convert up to $100,000 principal and accrued interest into shares of the Company at a 25% discount of the fair value of the shares at the date of conversion. In connection with the issuance of the convertible promissory note, the Company also issued 2,200,000 warrants exercisable at $0.10 per share. As a resulting of the issuance of the promissory note with such terms, there was no explicit number of shares that are to be delivered upon satisfaction of the convertible promissory note, the Company is unable to assert that it had sufficient authorized and unissued shares to settle such note. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants and options as well as those issued in the future, would be classified as liabilities as well, effective with the issuance of the convertible promissory note.

At June 28, 2006, the Company renegotiate the terms of the convertible promissory note. Pursuant to the new terms, the note is no longer convertible into the Company's shares. As a result of the new terms, the Company can assert that it has a sufficient amount of authorized and unissued shares settle its obligations which can be settled in shares at September 30, 2006. Accordingly, the Company reclassified all contracts, warrants, and other convertible instruments outstanding at June 28, 2006 from liability to equity. The fair value of such contracts amounted to approximately $4.9 million at June 28, 2006 and the Company reduced its derivative liabilities and increased its additional paid-in capital by a corresponding amount during the nine-month period ended September 30, 2006.

The Company believes that the aforementioned embedded derivatives and freestanding warrants met the criteria of SFAS 133 and EITF 00-19, when appropriate, prior to the June 28, 2006 transaction, and were accounted for as separate derivatives with a corresponding value recorded as liability.

The fair value of the derivative liabilities issued at their date of issuance between January 1, 2006 and June 28, 2006 and all derivative liabilities, including those issued prior to January 1, 2006, at June 28, 2006 is as follows:

                                             At issuance    At June 28, 2006
                                             -----------    ----------------

         Freestanding warrants ..........     $   24,218       $4,768,850
         Embedded conversion feature ....         84,000           89,333
                                              ----------       ----------
                                              $  108,218       $4,858,183
                                              ==========       ==========

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 4 - DERIVATIVE LIABILITIES-CONTINUED

The Company computed the fair value of the outstanding freestanding warrants and embedded conversion features, at their measurement date, using the Black Scholes valuation model with the following assumptions:

Freestanding warrants
                                            At issuance     At June 28, 2006
                                          -------------     ----------------
         Market price: ................   $0.50 - $0.51                $0.40
         Exercise price: ..............   $0.50 - $1.00       $0.001 - $1.50
         Term: ........................         3 years       1.75 - 3 years
         Volatility: ..................            110%                 110%
         Risk-free interest rate: .....           5.17%                5.17%
         Number of warrants: ..........          85,000           12,420,000


Embedded conversion features
                                            At issuance     At June 28, 2006
                                            -----------    -----------------
         Market price: ................          $ 1.00               $ 0.40
         Conversion price: ............          $ 0.50        $0.30 - $0.50
         Term: ........................       0.5 years    0.25 - 1.75 years
         Volatility: ..................            110%                 110%
         Risk-free interest rate: .....           4.82%                5.17%
         Maximum liability: ...........        $ 75,000            $ 179,745

The effective exercise price of the embedded conversion feature of the $110,000 convertible promissory note amounted to 25% of the market value of the shares of common stock at the indicated date.

AUGUST 2006 TRANSACTION

On August 31, 2006, the Company issued $500,000 6% Secured Convertible Promissory Notes which provide for, among other things, a conversion price amounting to 50% of the market price of the Company's common shares and liquidated damages in the event the Company does not timely register the shares issuable pursuant to the convertible promissory notes. Accordingly, on August 31, 2006, the Company will no longer be able to assert that it has a sufficient number of authorized but unissued shares to satisfy its obligations under the convertible promissory notes and all other outstanding warrants and other convertible instruments. Therefore, the Company accounted for the 6% Secured Convertible Promissory Notes, outstanding warrants, and other convertible instruments as derivative contracts and recorded a corresponding liability based on the fair value of such derivatives at the measurement dates.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 4 - DERIVATIVE LIABILITIES-CONTINUED

The fair value of the derivative liabilities issued and outstanding at August 31, 2006 and at September 30, 2006 is as follows:

                                                  At          At June
                                               issuance       28, 2006
                                              ----------     ----------
         Freestanding warrants ..........     $1,963,750     $1,298,600
         Liquidated damages .............         80,000         80,000
         Embedded conversion feature ....        700,000        714,286
                                              ----------     ----------
                                              $2,743,750     $2,092,886
                                              ==========     ==========

The Company computed the fair value of the outstanding freestanding warrants and embedded conversion features, at their measurement date, using the Black Scholes valuation model with the following assumptions:

Freestanding warrants
                                                 At            At September
                                             issuance            30, 2006
                                          --------------     -----------------
         Market price: ................            $0.10                 $0.07
         Exercise price: ..............   $0.001 - $1.50        $0.001 - $1.50
         Term: ........................    1.5 - 7 years     1.33 - 6.92 years
         Volatility: ..................             110%                  110%
         Risk-free interest rate: .....            4.85%                 4.69%
         Number of warrants: ..........       23,410,000            23,410,000

Embedded conversion features

                                                 At            At September
                                             issuance            30, 2006
                                          --------------     -----------------
         Market price: ................            $0.10                 $0.07
         Conversion price: ............    $0.05 - $0.15        $0.035 - $0.15
         Term: ........................   0.01 - 3 years     0.01 - 2.92 years
         Volatility: ..................             110%                  110%
         Risk-free interest rate: .....            4.85%                 4.69%
         Maximum liability: ...........        $ 575,000             $ 575,000

The effective exercise price of the embedded conversion feature of the $110,000 convertible promissory note amounted to 50% of the market value of the shares of common stock at the indicated date.

The Company used the following methodology to value the embedded conversion features and liquidated damages:

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 4 - DERIVATIVE LIABILITIES-CONTINUED

It estimated the discounted cash flows payable by the Company, using probabilities and likely scenarios, for subsequent financing reset, and liquidated damages payable upon untimely effectiveness of a registration statement. If the additional cash consideration was payable in cash or stock, it determined the amount of additional shares that would be issuable pursuant to its assumptions. The Company revisits the weight of probabilities and the likelihood of scenarios at each measurement date of the derivative liabilities, which are the balance sheet dates.

The Company had 2,610,000 outstanding options issued to non-employees for which performance has not occurred at September 30, 2006. The fair value of such options will be recognized when performance has occurred, pursuant to EITF 00-19.

The aggregate fair value of the warrants, embedded conversion feature and liquidated damages issued or reclassified during the nine-month period ended September 30, 2006 amounted to approximately $2.75 million at the date of their issuance or reclassification, of which approximately $607,000 has been recognized as debt discount, $50,000 as deferred financing fees, and approximately $2.2 million as other expenses-derivative liability. The decrease in fair value of the derivatives between their measurement date and June 28, 2006, amounting to approximately $9.3 million, has been recognized as other income.

NOTE 5 - CONVERTIBLE PROMISSORY NOTE AND NOTES PAYABLE

Convertible promissory note and notes payable at September 30, 2006 consist of the following:

      o $110,000 convertible promissory note, bearing interest at 10% per annum, originally maturing on March 22, 2006. On June 28, 2006, the lender agreed to amend the convertible promissory note to extended the maturity date, with principal , accrued interest and penalty aggregating $125,000 due on September 22, 2006. The original note was convertible into shares of the Company's common stock but the amendment eliminated the conversion feature. The Company owes $100,000 and $13,219 in principal and accrued interest and penalties, respectively, at September 30, 2006. The note was initially issued in March 2005 and the Company received $110,000 during the nine-month period ended September 30, 2005. The promissory note is unsecured.

      o $200,000 note payable to related party, bearing interest at 14% per annum, with principal repayment of $400,000, together with interest, initially due on February 15, 2006, and extended to November 15, 2006. The Company owes $400,000 and $10,567 in principal and accrued interest, respectively, at September 30, 2006.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 5 - CONVERTIBLE PROMISSORY NOTE AND NOTES PAYABLE-CONTINUED

      o $100,000 note payable, bearing no stated interest, with principal repayment of $150,000 due on February 15, 2006. The Company owes $150,000 at September 30, 2006. The maturity of the note was extended to July 15, 2006 . In consideration for the extensions, the Company issued in aggregate 35,000 warrants and 25,000 shares of its common stock. The warrants are exercisable at $1 per share and expire on April 2009. The note is unsecured. The note is in default

      o $100,000 notes payable, bearing no stated interest, with principal repayment of $100,000 due on March 15, 2006 as well as 40,000 shares of the Company's common stock. The maturity of the notes was extended twice and is now November 1, 2006. In consideration for the extensions, the Company issued in aggregate 150,000 shares to the note holders. The Company owes $100,000 in principal at September 30, 2006. The notes payable were past due as of September 30, 2006. The notes are unsecured. The note is in default

      o $75,000 convertible promissory note, bearing interest at 20%, due on July 12, 2006. The convertible promissory note is convertible in 150,000 shares of common stock. The note was issued in January 2006 and the Company received $75,000 as consideration. The convertible promissory note was past due at September 30, 2006. The note is unsecured. The convertible promissory note was amended during September 2006 to adjust the number of convertible shares to 500,000. During October 2006, the note was converted to 500,000 shares.

      o $50,000 promissory note, bearing no interest rate, initially due on May 15, 2006, with a premium repayment of 20,000 shares of common stock and 30,000 warrants. The exercise price of the warrants amounts to $1.50 per share. The note was issued in February 2006 and the Company received $50,000 as consideration. On September 29, 2006 the maturity of the note was extended to the date of the third funding of the August 2006 6% Secured Convertible Promissory Note transaction, with a $10,000 payment due on the second funding of the transaction. In consideration for the extension, the Company issued 100,000 shares of common stock. The note is unsecured.

      o $100,000 promissory note, bearing interest at 10%, due on November 30, 2006, with a prepayment premium of 350,000 shares of the Company's common stock. The note was issued in June 2006 and the Company received $100,000 as consideration. The note is unsecured.

      o $100,000 promissory note, bearing interest at 10%, due on July 11, 2006, with a prepayment premium of $50,000 and 25,000 shares of the Company's common stock. The note was issued in April 2006 and the Company received $100,000 as consideration. Additionally, the Company issued 50,000 warrants in connection with the issuance of the promissory note. The warrants are exercisable at $0.50 per share and expire in April 2009. The maturity date of the promissory note was extended to February 28, 2007. In consideration for the extension, the Company issued 375,000 shares. The note is unsecured.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 5 - CONVERTIBLE PROMISSORY NOTE AND NOTES PAYABLE-CONTINUED

      o $500,000 convertible promissory note, bearing interest at 6% due on August 29, 2009. This convertible promissory note is part of a $1,500,000 financing of its 6% Secured Convertible Notes and Common Stock Purchase Warrants to purchase 10,000,000 shares of common stock. At the initial closing $500,000 of notes were issued and paid for. In addition, $500,000 principal amount of notes will be funded within three days following the date the Company files its registration statement, and the remaining $500,000 principal amount of notes will be funded within three days following the date that the registration statement is declared effective with the Securities and Exchange Commission. The warrants were issued at the closing and are exercisable at $.40 per share, subject to adjustment, and expire on August 29, 2013.

The purchasers of the notes are four accredited institutional investors.

The notes are secured by all of the assets of the Company. The notes are convertible into common shares of the Company at a price equal to 50% of the market price of the common shares of Company. Interest is payable monthly subject to certain exceptions as provided in the notes. No holder may convert the greater of (i) $80,000 per calendar month or (ii) the average daily dollar volume calculated during the 10 business days prior to a conversion. Each purchaser of the notes is subject to a 4.99% cap on the beneficial ownership that each purchaser may have at any point in time while the notes are outstanding. The notes include certain covenants, including restrictions that preclude (i) future offerings either in the form of equity or debt, except for indebtedness to trade creditors or financial institutions incurred in the ordinary course of business, and additionally, these covenants preclude the Company from, directly or indirectly, using proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person (except in connection with its currently existing direct or indirect subsidiaries), (ii) the satisfaction of any portion of the Company's debt, or
(iii) the redemption of any Common Stock.

Provided the Company is not in default under the terms of the transaction documents, its common shares are trading at or below $0.20 and subject to certain other conditions, the Company has the right to prepay the notes in cash equal to either (i) 120% for prepayments occurring within 30 days of issuance of the notes, (ii) 130% for prepayments between 31 and 60 days after the issue date or (iii) 140% for prepayments occurring after the 60th day following the issue date plus accrued and unpaid interest or any default interest.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 5 - CONVERTIBLE PROMISSORY NOTE AND NOTES PAYABLE-CONTINUED

The Company has agreed to file a registration statement covering the shares of common stock underlying the securities issued. In the event the registration statement is not filed by September 29, 2006 or does not become effective within 120 days from the closing, the Company is required to pay liquidated damages equal to 2% of the principal amount of the notes outstanding on a monthly basis until the registration covenant is satisfied. The damages may be satisfied in common shares of the Company at its option. The transaction documents also provide for the payment of liquidated damages to the investors in certain events, including the Company's failure to maintain an effective registration statement covering the resale of the common shares issuable upon conversion or exercise of the securities. The registration statement has not been filed by September 29, 2006 and the Company is accruing liquidated damages which have been recorded as derivative liabilities at September 30, 2006

During the nine-month period ended September 30, 2006, the Company issued three promissory notes aggregating $60,000 with a premium repayment and accrued interest aggregating approximately $11,000. The Company satisfied the $71,000 obligations under such promissory notes during the nine-months ended September 30, 2006.

During the nine-month period ended September 30, 2006, the Company recognized interest expense of approximately $44,000 in connection with the issuance of 910,000 shares erroneously issued by the Company's transfer agent to certain former debt holders. While the Company has and will continue to recover such shares, it believes that the possibility that it can recover such shares is more remote than possible.

Certain of the aforementioned notes are in past due. Management is negotiating with the appropriate noteholders to either satisfy or extend the maturity of the notes. Management cannot determine whether it will be successful in extending the maturity of such notes.

The fair value of certain warrants and embedded conversion features issued during the nine-month period ended September 30, 2006 has been accounted as derivative liabilities. A debt discount of approximately $507,000 has been recognized pursuant to the issuance of the warrants and embedded conversion features during the nine-month period September 30, 2006. The debt discount is amortized using the effective interest method and amounted to approximately $143,000 during the nine-month period ended September 30, 2006.

The Company issued 1,524,934 shares of common stock in connection with certain notes payable during the nine-month period ended September 30, 2006. The fair value of such shares amounted to approximately $208,000 and has been recognized as interest expense.

Interest expense, including the amortization of debt discount, amounted to approximately $456,000 and $63,000 during the nine-month period ended September 30, 2006 and 2005, respectively.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 6 - STOCKHOLDERS' DEFICIT

Warrants

Pursuant to the $110,000 convertible promissory note, the Company issued 2,100,000 warrants during the nine-month period ended September 30, 2005. The exercise price of the warrants amounts to $0.10 per share. Such warrants expire in 2008.

During July 2005, the Company issued 10,000,000 warrants to existing shareholders pursuant to a recapitalization of the Company. The exercise price of the warrants amounts to $0.001 per share. Such warrants expire in 2008.

Pursuant to the $50,000 promissory note issued in February 2006, the Company issued 30,000 warrants during the nine-month period ended September 30, 2006. The exercise price of the warrants amounts to $1.50 per share. Such warrants expire in March 2009.

Pursuant to the $100,000 promissory note issued in April 2006, the Company issued 50,000 warrants during the nine-month period ended September 30, 2006. The exercise price of the warrants amounts to $0.50 per share. Such warrants expire in April 2009.

In consideration for the extension of the $100,000 note payable effective in April 2006, the Company issued 35,000 warrants. The warrants are exercisable at $1 per share and expire on April 2009.

Pursuant to the August Convertible promissory notes, the Company issued 10,000,000 warrants during the nine-month period ended September 30, 2006. The exercise price of the warrants amounts to $0.40 per share. Such warrants expire in August 2013. Additionally, the Company issued as finders' fee 1,000,000 warrants to an individual in connection with the issuance of the convertible notes. The exercise price of the warrants amounts to $0.30 per share. Such warrants expire in August 2009.

The fair value of all warrants issued during the nine-month ended September 30, 2006 and 2005 has been recorded as derivative liabilities at their date of issuance. On June 28, 2006, the Company reclassified the warrants as equity contracts and recorded their fair value at that date as additional paid-in capital. During August 2006, in connection with the issuance of the 6% Secured Convertible Promissory Notes, the Company reclassified the outstanding warrants as liability contracts and recorded their fair value at that date as other expenses.

Common Stock

During the nine-month period ended September 30, 2006, the Company issued 1,617,001 shares of common stock in connection with the payment of interest on certain notes payable. The fair value of such shares amounted to approximately $224,000 based on the quoted price of the Company's stock on the day they were issued.

In August 2006, the Company issued 3,000,000 shares of its common stock to an entity as compensation for consulting services which are valued at $600,000.

During July 2005, the Company issued in 28,506,666 shares to certain of the Company's shareholders, officers and consultants. The shares were issued as part of a recapitalization of the Company. The fair value of such shares amounted to approximately $1.0 million, or $0.035 per share, based on its recent private placement offering, adjusted for the dilution of debt financing occurring subsequent to such offering.

                         TRADEQUEST INTERNATIONAL, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

NOTE 6 - STOCKHOLDERS' DEFICIT-CONTINUED

During August 2005, the existing pre-merger stockholders of the Company retained 149,509 shares of common stock, which are deemed to be issued at that date based on reverse-merger accounting principles.

NOTE 7 - SUBSEQUENT EVENTS

During October 2006 the Company issued 2,000,000 shares of its common stock as compensation for services under the terms of a consulting agreement. The shares were valued at $100,000. A member of our Board of Directors and Secretary of the Company is an employee of the company providing the consulting services to the Company.

During October 2006, the Company issued 1,000,000 shares of its Series A Preferred Stock to its chief executive officer in consideration of his past services to us and his willingness to continue to participate in the management and day to day operations of the Company. Each share of Series A Preferred Stock entitles the Company's chief executive officer to 250 votes on any matter submitted to its stockholders which gives him voting control of the Company. The shares are not convertible into the Company's common stock or any other class of our securities. The shares were valued at $1,000, which is the value attributed to its liquidation preference.

In October 2006 the Company issued an aggregate of 11,750,000 shares of its common stock to eight individuals as compensation for services rendered to the Company which were valued at $587,500. Included in this transaction was an issuance of an aggregate 8,000,000 shares to three members of the Company's management which were valued at an aggregate of $400,000.

In October 2006, the Company issued 675,000 shares of its common stock as compensation for services under the terms of a consulting agreement. The shares were valued at $33,750.

In October 2006, the Company issued 500,000 shares of its common stock to a noteholder pursuant to the conversion of a $75,000 convertible promissory note.

In November 2006, the Company issued 275,000 shares of its common stock to a noteholder pursuant to an extension of the maturity of such note that provides for repayment of $75,000 of the note upon the receipt of the second tranche of the 6% Secured Convertible Notes. The remainder of the principal of the note plus premium amounting to $165,000 is payable upon the receipt of the third tranche of the 6% Secured Convertible Notes.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of:
  Tradequest International, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Tradequest International, Inc. and subsidiary as of December 31, 2005, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Tradequest International, Inc. and subsidiary as of December 31, 2005 and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a net loss of $15,286,068, a negative cash flow from operations of $465,796, a working capital deficiency of $14,289,309 and a stockholders' deficiency of $14,247,916. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEBB & COMPANY, P.A.

Boynton Beach, Florida
April 14, 2006

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
InComm Holdings Corp. and Subsidiary
Ft. Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of InComm Holdings Corp. and subsidiary (a Nevada corporation) (a development stage enterprise) as of March 31, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from April 6, 2004 (inception) to March 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InComm Holdings Corp. and subsidiary as of March 31, 2005 and the results of its operations and its cash flows for the period of April 6, 2004 (inception) to March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company is incurring operating losses as it develops and markets its line of products and services. Unless the Company is able to increase sales and/or raise additional debt or capital (as described in more detail in Notes 1 and 2 to the financial statements) to promote and develop its product and service lines, the Company might not be able to meet current obligations as they become due. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are described in Notes 1 and 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


RODRIGUEZ, TRUEBA & CO., CPA
Certified Public Accountants
Doral, Florida
July 20, 2005, except for Note 10 which is dated November 18, 2005

                         TRADEQUEST INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2005

                                     ASSETS

Current Assets:
  Cash .........................................................   $          -

  Property and equipment, net of accumulated depreciation
   of $4,879 ...................................................         24,893
  Deferred financing fees ......................................         10,000
  Security deposits ............................................          6,500
                                                                   ------------

     Total assets ..............................................   $     41,393
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Bank overdraft ...............................................   $     10,256
  Accounts payable and accrued expenses ........................         40,626
  Accounts payable to related party ............................         75,250
  Other liabilities ............................................          2,500
  Due to chief executive officer ...............................          6,484
  Derivative liabilities .......................................     13,420,764
  Accrued interest on notes payable ............................          2,088
  Convertible promissory note, net .............................        104,745
  Note payable to related party, net ...........................        410,567
  Notes payable, net ...........................................        216,029
                                                                   ------------

     Total current liabilities .................................     14,289,309

Stockholders' Deficit:
  Preferred stock; $0.001 par value, 10,000,000 shares
   authorized, none issued and outstanding .....................              -
  Common stock; $.001 par value, 100,000,000 shares
   authorized, 57,093,484 issued and outstanding ...............         57,093
  Additional paid-in capital ...................................      1,418,188
  Accumulated deficit ..........................................    (15,723,197)
                                                                   ------------

     Total stockholders' deficit ...............................    (14,247,916)
                                                                   ------------

     Total liabilities and stockholders' deficit ...............   $     41,393
                                                                   ============


                       See Notes to Financial Statements.

                         TRADEQUEST INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                            For the             For the period
                                           nine-month         from April 6, 2004
                                          period ended            (inception)
                                        December 31, 2005     to March 31, 2005
                                        -----------------     ------------------

Revenues ..........................       $     12,146           $     49,745

Cost of revenues ..................             66,843                 40,045
                                          ------------           ------------

Gross profit: .....................            (54,697)                 9,700

Operating expenses:
  Sales, general and administrative            407,266                410,279
  Stock-based compensation ........          1,071,008                      -
  Sales, general and administrative
   - related party ................             47,700                 36,550
                                          ------------           ------------
     Total operating expenses .....          1,525,974                446,829
                                          ------------           ------------

     Operating loss ...............         (1,580,671)              (437,129)
                                          ------------           ------------

Other expenses:
Other expense-derivatives .........        (13,348,457)                     -
Interest expense-related party ....           (210,567)                     -
Interest expense ..................           (146,373)                     -
                                          ------------           ------------

Net loss ..........................       $(15,286,068)          $   (437,129)
                                          ============           ============

Basic and diluted loss per share ..              (0.39)          $      (0.03)
                                          ============           ============

Basic and diluted weighted average
 shares outstanding ...............         38,752,518             14,021,000
                                          ============           ============

                       See Notes to Financial Statements.

                                          TRADEQUEST INTERNATIONAL, INC.
                        CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT For the Period from
                                  Inception (April 6, 2004) to December 31, 2005
                                                                          Additional
                                Preferred Stock       Common Stock         paid-in     Accumulated
                                Shares      $       Shares        $        capital        Losses         Total
                                ------   ------   ----------   -------   -----------   ------------   ------------
Balance April 6, 2004 .......        -   $    -            -   $     -   $         -   $          -   $          -

Issuance of common shares to
 founder ....................        -        -   10,000,000    10,000             -              -         10,000

Issuance of shares pursuant
 to private placement .......        -        -   10,000,000    10,000       344,917              -        354,917

Issuance of shares to pay
 rent .......................        -        -       33,333        33         1,150              -          1,183

Net loss ....................        -        -            -         -             -       (437,129)      (437,129)
                                ------   ------   ----------   -------   -----------   ------------   ------------

Balance at March 31, 2005 ...        -        -   20,033,333    20,033       346,067       (437,129)       (71,029)

Issuance of shares for
 services ...................        -        -   30,341,666    30,342     1,031,616              -      1,061,958

Issuance of shares pursuant
 to merger ..................        -        -      150,318       150       (25,280)             -        (25,130)

Issuance of shares to satisfy
 note payable ...............        -        -       40,000        40        40,360              -         40,400

Issuance of shares in lieu of
 payment of interest notes
 payable ....................        -        -        7,111         7         6,535              -          6,542

Issuance of shares pursuant
 to conversion of convertible
 promissory notes ...........        -        -    6,521,056     6,521        18,890              -         25,411

Net loss ....................        -        -            -         -             -    (15,286,068)   (15,286,068)
                                ------   ------   ----------   -------   -----------   ------------   ------------

Balance at December 31, 2005         -   $    -   57,093,484   $57,093   $ 1,418,188   $(15,723,197)  $(14,247,916)
                                ======   ======   ==========   =======   ===========   ============   ============

                                        See Notes to Financial Statements.

                                                        F-23

                                          TRADEQUEST INTERNATIONAL, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                               For the             For the period
                                                                              nine-month         from April 6, 2004
                                                                             period ended            (inception)
                                                                           December 31, 2005      to March 31, 2005
                                                                           -----------------     ------------------
Cash flows from operating activities:
Net loss ..................................................................  $(15,286,068)           $ (437,129)
Adjustments to reconcile net loss to net cash used in operating activities:
  Amortization of debt discount ...........................................        47,896                     -
  Fair value of shares issued for rent ....................................             -                 1,183
  Fair value of shares issued to founders .................................             -                10,000
  Fair value of shares issued for services ................................     1,061,958                     -
  Fair value of derivative liabilities at date of issuance ................       504,705                     -
  Increase in fair value of derivative liabilities ........................    12,839,354                     -
  Fair value of shares issued in satisfaction of interest on note payable .         6,542                     -
  Depreciation ............................................................         4,879                     -
Changes in operating assets and liabilities
  Accounts receivable .....................................................             -                     -
  Accounts payable to related party .......................................        43,150                36,550
  Security deposits .......................................................        (3,500)               (3,000)
  Other liabilities .......................................................         2,500                     -
  Accounts payable and accrued expenses ...................................        14,613                21,562
  Accrued interest on promissory notes-related party ......................       210,567                     -
  Accrued interest on promissory notes ....................................        87,608                     -
                                                                             ------------            ----------

Net cash used in operating activities .....................................      (465,796)             (370,834)

Cash flows used in investing activity:
  Purchase of property and equipment ......................................       (21,388)               (8,384)

Cash flows from financing activities:
  Proceeds from issuance of convertible promissory notes ..................        85,000                25,000
  Payment of deferred financing fees ......................................       (10,000)                    -
  Repayment of principal of convertible promissory notes ..................        (5,255)                    -
  Repayment of principal of promissory note ...............................      (100,000)
  Proceeds from issuance of shares of common stock ........................             -               354,917
  Due to chief executive officer ..........................................         6,484                     -
  Use of bank overdraft ...................................................        10,256                     -
  Proceeds from issuance of notes payable .................................       500,000                     -
                                                                             ------------            ----------

Net cash provided by financing activities .................................       486,485               379,917

(Decrease) increase in cash ...............................................          (699)                  699

Cash, beginning of period .................................................           699                     -
                                                                             ------------            ----------

(Bank overdraft) cash, end of period ......................................  $          -            $      699
                                                                             ============            ==========

Supplemental disclosures of cash flow information:
  Cash paid during the period for interest ................................  $     11,745            $       -
                                                                             ============            ==========

  Cash paid during the period for taxes ...................................  $          -            $       -
                                                                             ============            ==========

Supplemental schedule of non-cash financing and investing activities:

Liabilities assumed upon merger ...........................................  $     25,130            $       -
                                                                             ============            ==========

Fair value of shares issued in connection with satisfaction of note payable  $     40,400            $       -
                                                                             ============            ==========

Fair value of warrants issued in connection with satisfaction of note
payable and corresponfing increase in derivative liabilities ..............  $      7,200            $       -
                                                                             ============            ==========

                                        See Notes to Financial Statements.

                                                        F-24

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
------------

The Company was incorporated under the laws of the State of Mississippi on August 8, 1966 and it was reincorporated in Nevada on August 17, 2005. During August 2005, the Company acquired Incomm Holdings Corp. ("Incomm") The Company is an Internet communications provider offering worldwide Voice over Internet Protocol and other services to small and medium size businesses and individuals. The initial marketing programs are aimed at the Latin American market. The Company's operations are located in South Florida.

The acquisition of Incomm was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as if Incomm was the acquiror. The results of operations discussed below represent the operations of Incomm through December 31, 2005. The results of operations subsequent to August 19, 2005 reflect the consolidated operations of Incomm and the Company. We have retroactively restated our net loss per share and the stockholders' deficit section of our balance sheet to reflect the reverse acquisition.

During September 2004, Incomm had acquired a 51% interest in VOIP2 as well as software and equipment valued at approximately $1,075,000 in exchange for 1,000,000 shares of common stock of the Company (the "Acquisition"). VOIP2 has not operated under the Company's management, had no assets or liabilities and has since been dissolved. The Company never took possession of the equipment and believes that the former operators of VOIP2 misrepresented certain facts about the Acquisition. The Company has not accounted for such shares as outstanding for financial reporting purposes, since it does not consider that it has received the bargained-for consideration for the issuance of such shares. No claims have been filed yet to issue such shares and the Company will challenge that any shares should be issued pursuant to the Acquisition.

Going Concern
-------------

The accompanying financial statements have been prepared on a going concern basis. The Company has generated minimal revenue since its inception and has incurred net losses of approximately $15.7 million. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to continue to provide for its capital requirements by issuing additional equity securities and debt. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Concentration of Credit Risks
-----------------------------

The Company is subject to concentrations of credit risk primarily from cash. During fiscal 2005, the Company has reached bank balances exceeding the FDIC insurance limit. The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Product Concentration
---------------------

The Company earns all of its revenues from providing worldwide Voice over Internet Protocol and other services to small and medium size businesses and individuals.

Customer Concentration
----------------------

The Company earned 100% of its revenues for the period from inception to March 31, 2005 from one customer. None of the Company's clients accounted for more than 10% of its revenues during fiscal 2005.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments
-----------------------------------

The carrying value of cash, accounts payable and accrued expenses, notes payables and convertible promissory notes approximate their fair value due to their short-term maturities.

Income Taxes
------------

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

Property and Equipment
----------------------

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

Property and equipment consist of the following as of December 31, 2005:

Computer equipment and software ........     $ 29,772
Accumulated depreciation ...............       (4,879)
                                             --------
                                             $ 24,893
                                             ========

Depreciation expense amounted to approximately $5,000 during the nine-month period ended December 31, 2005.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Use of Estimates
----------------

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the realization of receivables, the valuation of stock-based compensation, and the recoverability of long-lived assets. Actual results will differ from these estimates.

Loss per Share
--------------

Basic and loss per share is based on the weighted average number of common shares outstanding. The outstanding 12,235,000 warrants and 2,610,000 options as of December 31, 2005 are excluded from the loss per share computation due to their antidilutive effect. There are no warrants or options outstanding at December 31, 2004.

Stock Splits
------------

The Company's board of directors declared the following reverse split of the Company's common stock:

         October 11, 2005           65 for 1

The basic and diluted earnings per share have been adjusted retroactively to give effect to this stock spilt.

Revenue Recognition
-------------------

Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition".

The Company generally invoices its customers upon ordering. Revenues from the sale of phone equipment are recognized upon shipment by the reseller to the end-user. Revenues from the Internet communications services are in the period such services are used by the end-user. The invoices are based on specific list prices for phone equipment and per minute rates for Internet communications services. The Company adjusts its product prices and services rates based on volume of services and marketing promotion programs. All adjustments are recorded at the time the services are rendered.

Segment reporting
-----------------

The Company operates in one segment, Internet communications. The Company's chief operating decision-maker evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company's statement of operations.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Derivative Liabilities
----------------------

The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities is recognized as other expense or other income, respectively.

Property and Equipment
----------------------

Computer and office equipment are stated at cost, and will be depreciated over their estimated useful life, using the straight-line method, which is three years.

New Accounting Pronouncements
-----------------------------

In December 2004, the FASB issued SFAS 123 R (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", which replaces APB Opinion No.20 and SFAS No.3. SFAS No.154 requires retrospective application for voluntary changes in accounting principles in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

Stock-Based Compensation
------------------------

The Company has not granted options to employees since inception. However, it granted 2,610,000 options to a consultant during fiscal 2005. The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the fair value of the underlying stock.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company subleases space used for its headquarters' and operational activities from an entity affiliated to one of its stockholders. The sublease provides monthly payments of approximately $5,000 and is now renewable every month. The Company incurred approximately $48,000 and $37,000 during the nine month period ended December 31, 2005 and during the period from inception to March 31, 2005, respectively. The Company paid to such related party $5,000 during the nine month period ended December 31, 2005 and issued 33,032 shares of its common stock during the period from inception to March 31, 2005. The Company owes the related party approximately $75,000 in connection with this sublease at December 31, 2005. The sublease agreement expired in July 2005 and the Company leases its premises on a month-to-month basis.

During June 2005, the Company issued a $200,000 note payable an entity wholly-owned by one of its executive officers. The note is secured by substantially all assets of the Company. The note bears interest at 14% per annum and includes a repayment premium of $200,000 at December 15, 2005. The note, including accrued interest and premium initially matured on December 15, 2005 and was extended to February 15, 2006 and further extended to May 15, 2006. The Company recognized approximately $211,000 of interest expense in connection with this note during the nine-month period ended December 31, 2005. The amount payable under the note amounts to approximately $410,000 at December 31, 2005.

NOTE 3 - DUE TO CHIEF EXECUTIVE OFFICER

The Company's chief executive officer advanced $8,500 to the Company during the nine-month period ended December 31, 2005. The Company repaid $2,016 on the advance during the same period and now owes approximately $6,500 at December 31, 2005. The advance does not bear interest and is payable on demand.

NOTE 4 - DERIVATIVE LIABILITIES

During March 2005, we issued a convertible promissory note. The lender has the option to convert up to $100,000 principal and accrued interest into shares of the Company at a 25% discount of the fair value of the shares at the date of conversion. In connection with the issuance of the convertible promissory note, the Company also issued 2,200,000 warrants exercisable at $0.10 per share.

As a resulting of the issuance of the promissory note with such terms, there is no explicit number of shares that are to be delivered upon satisfaction of the convertible promissory note, the Company is unable to assert that it had sufficient authorized and unissued shares to settle such note. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants and options as well as those issued in the future, would be classified as liabilities as well, effective with the issuance of the convertible promissory note. Absent other transactions which would warrant the same accounting treatment, the Company will discontinue the recognition of derivative liabilities once it can assert that it has a sufficient amount of authorized and unissued shares settle its obligations which can be settled in shares.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 4 - DERIVATIVE LIABILITIES - CONTINUED

The Company believes that the aforementioned embedded derivatives and freestanding warrants meet the criteria of SFAS 133 and EITF 00-19, when appropriate, and should be accounted for as separate derivatives with a corresponding value recorded as liability.

The embedded conversion feature comprises the additional shares issuable pursuant to the 25% discount of the fair value of the shares at the date of conversion.

The fair value of the derivative liabilities at the date of issuance of the convertible promissory note and at December 31, 2005 is as follows:

                                        At issuance         At December 31, 2005
                                        -----------         --------------------

Freestanding warrants .............      $      -               $  2,244,000
Embedded conversion feature .......        41,905                    101,571
Other outstanding Options
 and warrants .....................         N/A                   11,067,300

The Company computed the fair value of this embedded derivative using the Black Scholes valuation model with the following assumptions:

At the date of issuance of the convertible promissory note and related warrants
-------------------------------------------------------------------------------

Freestanding warrant - convertible promissory note

                                        At issuance         At December 31, 2005
                                        -----------         --------------------

Market price: .....................       $ 0.035                  $ 1.10
Exercise price: ...................       $ 0.10                   $ 0.10
Term: .............................       3 years                2.25 years
Volatility: .......................          0%                     110%
Risk-free interest rate: ..........        2.78%                    4.39%
Number of warrants: ...............      2,200,000                2,200,000

Embedded conversion feature

                                        At issuance         At December 31, 2005
                                        -----------         --------------------

Market price: .....................       $ 0.035                  $ 1.10
Exercise price: ...................       $ 0.026                  $ 0.825
Term: .............................       3 years                2.25 years
Volatility: .......................          0%                     110%
Risk-free interest rate: ..........        2.78%                    4.39%
Maximum liability: ................      $ 100,000               $ 100,000

The effective exercise price of the embedded conversion feature amounts to 25% of the market value of the shares of common stock at the indicated date.

The aggregate fair value of the warrants and embedded conversion features amounted to approximately $42,000 at the date of issuance and has been recorded as debt discount.

At the date of issuance of the convertible promissory note, in March 2005, there were no other outstanding options or warrants. However, the Company issued options and warrants and rights to receive shares during the nine-month period ended December 31, 2005. The rights to receive shares consist of a fixed number of shares issuable in lieu of interest on two notes payable.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 4 - DERIVATIVE LIABILITIES - CONTINUED

The Company computed the fair value of options and warrants issued subsequent to the issuance of the convertible promissory note using the Black Scholes valuation model with the following assumptions:

Other options, warrants, and rights to receive shares

                                    At issuance of the
                                   options and warrants     At December 31, 2005
                                   --------------------     --------------------

Market price: .............            $ 0.035-0.80                $ 1.10
Exercise price: ...........            $ 0.001-1.50             $ 0.001-1.50
Term: .....................           0.25 - 3 years           0.25 - 3 years
Volatility: ...............                 0%                      110%
Risk-free interest rate: ..               2.78%                     4.39%
Outstanding other options,
 warrants, and rights to
 receive shares ...........              384,800                 9,893,889

The aggregate fair value of the options, warrants, rights to receive shares, and embedded conversion feature amounted to approximately $500,000 at the date of their issuance, of which approximately $70,000 has been recognized as debt discount and $78,000 has been recognized as deferred compensation. The remainder of the fair value of these derivative liabilities, together with an increase in fair value of the derivatives between the date of issuance and December 31, 2005 amounting to approximately $15.6 million, has been recognized as other expense.

The Company had 2,600,000 outstanding options issued to non-employees for which performance has not occurred at December 31, 2005. The fair value of such options will be recognized when performance has occurred, pursuant to EITF 00-19.

The Company is currently negotiating with the holder of the convertible promissory note to modify certain of its terms. The modifications under discussion would require, among other things, that the convertible promissory note would convert into a fixed amount of shares that would not exceed the number of authorized but unissued shares, including those that are convertible or exercisable under various outstanding instruments. Should the Company be successful in implementing this modification, and assuming that it will not enter into instruments convertible into an undeterminable amount of shares, it will be in position to ascertain that it has a sufficient amount of authorized and unissued shares to satisfy all its current obligations under the convertible promissory note and all other convertible or exercisable instruments. Accordingly, all current derivative contracts would be reclassified from liability to equity at the date of the modification of the convertible promissory note.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 5 - CONVERTIBLE PROMISSORY NOTE AND NOTES PAYABLE

Convertible promissory note and notes payable at December 31, 2005 consist of the following:

      o $110,000 convertible promissory note, bearing interest at 10% per annum, maturing on March 22, 2006. The lender has the option to convert up to $100,000 principal and accrued interest into shares of the Company at a 25% discount. The Company has received $110,000 pursuant to this note at December 31, 2005.

      o $200,000 note payable to a related party, bearing interest at 14% per annum, with principal repayment of $400,000, together with interest, initially due on December 15, 2006 and extended to May 15, 2006. The Company has received $200,000 pursuant to this note at December 31, 2005. The note is secured by substantially all assets of the Company

      o $100,000 note payable, bearing no stated interest, with principal repayment of $150,000 due on February 15, 2006. The Company has received $100,000 pursuant to this note at December 31, 2005.

      o $100,000 notes payable, bearing no stated interest, with principal repayment of $100,000 due on March 15, 2006 and extended to May 15, 2006 as well as 40,000 shares of the Company's common stock.

The convertible promissory notes and the $100,000 note payable are currently in default. Management is in negotiations with the noteholders to either satisfy or extend the maturity of the convertible promissory notes and notes payable. Management cannot determine whether it will be successful in satisifying or extending the maturity of such notes.

During August 2005, prior to the merger with Incomm, the Company issued a $25,000 convertible promissory note, bearing interest at 10% per annum, payable and convertible on demand. The convertible promissory note was converted into 6,521,056 shares of common stock during October 2005. No gain or loss was recognized upon conversion of the note.

During the nine-month period ended December 31, 2005, the Company issued a $100,000 note payable, bearing no stated interest, with a principal repayment of $150,000 due in December 2005. The Company satisfied this note payable in consideration of $100,000 and the issuance of 40,000 shares of common stock valued at $40,400 based on the traded value of the Company's stock at the date of satisfaction as well as with the issuance of 20,000 warrants. The warrants are exercisable at a price of $1.50 per share. The warrants expire in December 2008.

Pursuant to the $110,000 convertible promissory note, the Company issued 2,200,000 warrants during the nine-month period ended December 31, 2005. The exercise price of the warrants amounts to $0.10 per share. Such warrants expire in 2008.

Pursuant to the $100,000 note payable maturing in February 2006, the Company issued 35,000 warrants. The exercise price of such warrants amounts to $1.00 per share. Such warrants expire in 2009.

Pursuant to the $100,000 notes payable maturing in March 2006, the Company issued 60,000 warrants. The exercise price of such warrants amounts to $1.50 per share. The warrants expire in 2009.

The fair value of all warrants issued during the nine-month period ended December 31, 2005 has been accounted as derivative liabilities. A debt discount of approximately $70,000 has been recognized pursuant to the issuance of the warrants during the nine-month period ended December 31, 2005. The debt discount is amortized using the effective interest method and amounted to approximately $48,000 during the nine-month period ended December 31, 2005.

The convertible promissory note and notes payable are unsecured.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 5 - CONVERTIBLE PROMISSORY NOTE AND NOTES PAYABLE - CONTINUED

The accrued interest payable under the convertible promissory note and notes payable amounted to approximately $2,000 at December 31, 2005. The accretion of interest to account for the notes payable repayment premium amounted to approximately $309,000 at December 31, 2005.

The Company recognized interest expense of approximately $356,000 during the nine-month period ended December 31, 2005, including amortization of debt discount amounting to approximately $48,000, and the accrual of the fair value of 7,111 shares pursuant to the $100,000 notes payable maturing in March 2006, which amounted to approximately $6,500 during the nine-month period ended December 31, 2005.

NOTE 6 - STOCKHOLDERS' DEFICIT

Warrants

Pursuant to the $110,000 convertible promissory note, the Company issued 2,200,000 warrants during 2005. The exercise price of the warrants amounts to $0.10 per share. Such warrants expire in 2008.

Pursuant to the $100,000 note payable maturing in February 2006, the Company issued 35,000 warrants. The exercise price of such warrants amounts to $1.00 per share. Such warrants expire in 2009.

Pursuant to the $100,000 notes payable maturing in March 2006, the Company issued 60,000 warrants. The exercise price of such warrants amounts to $1.50 per share. The warrants expire in 2009.

Pursuant to the $100,000 notes payable maturing in March 2006, the Company issued 60,000 warrants. The exercise price of such warrants amounts to $1.50 per share. The warrants expire in 2009. The fair value of the warrants amounted to approximately $37,000.

During July 2005, the Company issued 10,000,000 warrants to existing shareholders pursuant to a recapitalization of the Company. The exercise price of the warrants amounts to $0.001 per share. Such warrants expire in 2008.

The fair value of all warrants issued during 2005 has been recorded as derivative liabilities.

Stock Options

During July 2005, the Company issued 2,610,000 options to a consultant of the Corporation, with an exercise price of $0.01. Such options are not vested or exercisable at December 31, 2005. There is no expiration date on the options. The options vest in the year in which the Company achieves $20 million in revenues, and a prorata portion of the options would vest in the year in which the Company achieves $10 million in revenues.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 6 - STOCKHOLDERS' DEFICIT - CONTINUED

Common Stock

There are 100,000,000 authorized shares of common stock, at $.001 par value per share.

During April 2004, the Company issued 10,000,000 shares of common stock at its formation to its founder which were value at its par value amounting to $10,000.

During May 2004, the Company had acquired telecommunications equipment valued at $2,150,000 in exchange for 10,000,000 shares of common stock of the Company (the "Transaction"). The Company never took possession of the telecommunications equipment. Management believes that the corporation made misrepresentations in connection with the telecommunications equipment. The Company does not accounts for such shares as outstanding for financial reporting purposes, since it does not consider that it has received the bargained-for consideration for the issuance of such shares. No claims have been filed yet to issue such shares and the Company will challenge that any shares should be issued pursuant to the Transaction.

During September 2004, Incomm had acquired a 51% interest in VOIP2 as well as software and equipment valued at approximately $1,075,000 in exchange for 1,000,000 shares of common stock of the Company (the "Acquisition"). VOIP2 has not operated under the Company's management, had no assets or liabilities and has since been dissolved. The Company never took possession of the equipment and believes that the former operators of VOIP2 misrepresented certain facts about the Acquisition. The Company does not accounts for such shares as outstanding for financial reporting purposes, since it does not consider that it has received the bargained-for consideration for the issuance of such shares. No claims have been filed yet to issue such shares and the Company will challenge that any shares should be issued pursuant to the Acquisition.

During September 2004, the Company issued 33,333 shares of common stock, valued $0.0425 in lieu of rent expense.

Between May and September 2004, the Company issued 10,000,000 shares of common stock under several stock purchase agreements in connection with the initial offer of capital to private investors. The initial offer of capital to private investors generated proceeds of $340,000.

During July 2005, the Company issued in 30,341,666 shares to certain of the Company's shareholders, officers and consultants. The shares were issued for services. The fair value of such shares amounted to approximately $1.1 million, or $0.035 per share, based on its recent private placement offering.

During August 2005, the existing pre-merger stockholders of the Company retained 150,318 shares of common stock, which are deemed to be issued at that date based on reverse-merger accounting principles.

During October 2005, the holders of the $25,000 convertible promissory note converted the note, including accrued interest, into 6,521,064 shares of the Company's common stock. No gain or loss was recorded on the conversion.

                         TRADEQUEST INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 7 - INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of December 31, 2005, are as follows:

Deferred tax assets:
Net operating loss carryforward ........    $ 495,613
Less valuation allowance ...............     (495,613)
                                            ---------
Total net deferred tax assets: .........    $       -
                                            =========

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 495,613 at December 31, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during the nine-month period ended December 31, 2005 was an increase of approximately $366,000.

The Company has incurred net operating losses since inception. As of December 31, 2005, the Company had a net operating loss carryforward amounting to approximately $1.3 million for U.S. tax purposes that expire in various amounts from 2025 through 2025. The Company's subsidiary, Incomm, which incurred substantially all of the net operating losses may have had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carryforwards. At this point, the Company has not completed a change in ownership study and the exact impact of such limitations is unknown.

The federal statutory tax rate reconciled to the effective tax rate during the nine-month period ended December 31, 2005 and the period from inception to December 31, 2004, respectively, is as follows:

                                               2005        2004
                                              ------      ------
Tax at U.S Statutory Rate: ............        35.0%       35.0%
State tax rate, net of federal benefits         3.0         3.0
Change in valuation allowance .........       (38.0)      (38.0)
                                              -----       -----
Effective tax rate ....................         0.0%        0.0%
                                              =====       =====

NOTE 8 - SUBSEQUENT EVENTS

During January 2006, the Company issued a $100,000 convertible promissory note, bearing interest at 20% per annum and maturing in July 2006. The conversion rate is $0.50 per share.

During February 2006, the Company issued a $50,000 note payable, bearing no stated interest and maturing in May 2006. At maturity, the Company will pay a premium by issuing 20,000 shares of common stock and warrants to purchase 30,000 shares. The exercise price of the warrants is $1.50 per share.

During January, February and March 2006, the Company issued the remaining 32,889 shares, payable in lieu of interest, to two noteholders pursuant to terms of the $100,000 notes payable which originally matured on March 15, 2006 and which were extended to May 15, 2006.

The Company is currently unable to ascertain that it has a sufficient number of authorized but unissued shares to satisfy its obligations such notes and related freestanding warrants. The fair value of the embedded conversion features and freestanding warrants will be recorded pursuant to SFAS 133.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary .........................................................   2

Risk Factors ...............................................................   4

Cautionary Statements Regarding Forward-Looking Information ................  11

Market for Common Equity and Related Shareholder Matters ...................  12

Capitalization .............................................................  13

Use of Proceeds ............................................................  13

Management's Discussion and Analysis or Plan of Operation ..................  13

Our Business ...............................................................  26

Management .................................................................  36

Certain Relationships and Related Transactions .............................  41

Principal Shareholders .....................................................  43

Description of Securities ..................................................  44

Selling Security Holders ...................................................  47

Plan of Distribution .......................................................  50

Shares Eligible for Future Sale ............................................  52

Legal Matters ..............................................................  52

Experts ....................................................................  52

Additional Information .....................................................  53

Financial Statements ....................................................... F-1


                         TRADEQUEST INTERNATIONAL, INC.

                                   PROSPECTUS

                                January 11, 2007

                                13,468,447 SHARES